Exhibit 4.15
FACILITY AGREEMENT
Dated:                 November 2007
BETWEEN:
(1)	the various companies listed at Schedule 2 Part I (together the “A Borrowers”) and the various companies listed at Schedule 2 Part II (together the “B Borrowers” and together with the A Borrowers and any Additional Borrowers, the “Borrowers”);

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”);

(3)	NORDEA BANK FINLAND PLC, New York Branch, acting as agent (in that capacity the “Agent”);

(4)	NORDEA BANK NORGE ASA, Grand Cayman Branch, CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V., London Branch, HSH NORDBANK AG, DANSKE BANK A/S and BNP PARIBAS, acting as mandated lead arrangers (in that capacity each an “MLA” and together the “MLAs”);

(5)	NORDEA BANK NORGE ASA, Grand Cayman Branch, CITIGROUP GLOBAL MARKETS LIMITED and ING BANK N.V., London Branch acting as bookrunners (in that capacity each a “Bookrunner” and together the “Bookrunners”);

(6)	NORDEA BANK FINLAND PLC, New York Branch, acting as security trustee (in that capacity the “Security Trustee”); and

(7)	HSH NORDBANK AG acting as swap provider (in that capacity the “Swap Provider”)
WHEREAS:
Each of the Lenders has agreed to advance to the A Borrowers (on a joint and several basis in respect of Tranche A) and the B Borrowers (on a joint and several basis in respect of Tranche B) its Commitment (aggregating, with all the other Commitments, a revolving credit facility of up to eight hundred and forty five million Dollars ($845,000,000) as increased from time to time pursuant to the provisions of Clause 2.1.2), Tranche A to be made available to the A Borrowers and Tranche B to be made available to the B Borrowers for (i) refinancing certain existing indebtedness of the Guarantor B Group, (ii) financing the purchase of vessels and (iii) the general corporate purposes of the Borrowers (including but not limited to the making of intercompany loans to other members of either Group).
IT IS AGREED as follows:
1	Definitions and Interpretation
1.1	In this Agreement:

“A Borrowers” means those companies listed in Schedule 2 Part I and, with effect from a Collateral Transfer Date, any relevant Collateral Transfer Borrower(s).

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Additional A Borrower” means an Additional Borrower that owns a Tranche A Vessel.

“Additional B Borrower” means an Additional Borrower that owns a Tranche B Vessel.

“Additional Borrower” means any member of a Group that purchases an Additional Vessel.

“Additional Vessels” means any delivered vessels of a type, value and age acceptable to the Majority Lenders to be purchased by a member of the relevant Group (which will become an Additional A Borrower or an Additional B Borrower, as the case may be) in respect of which an Upsize Amount is requested by the Borrowers, each of which shall be designated a Tranche A Vessel or a Tranche B Vessel with effect from the relevant Upsize Trigger Date.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Approved Brokers” means H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Fearnley AS, R.S. Platou AS and P.F. Bassoe AS.

“Assignments” means the deeds of assignment of Insurances, Earnings and Requisition Compensation in respect of each of the Vessels referred to in Clause 10.1.2 (each an “Assignment”).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“B Borrowers” means the companies listed in Schedule 2 Part II other than, with effect from a Collateral Transfer Date, any relevant Collateral Transfer Borrower(s).

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

“Collateral Transfer” means a transfer of that part of the Tranche B Indebtedness relating to a specified B Borrower into Tranche A Indebtedness pursuant to Clause 2.1.1.

“Collateral Transfer Amount” means, in respect of any Tranche B Vessels proposed to be redenominated as Tranche A Vessels, the Tranche B Indebtedness at the relevant Collateral Transfer Date multiplied by the percentage shown in Schedule 2 against such Tranche B Vessel under the heading “Relevant Share”.

“Collateral Transfer Borrower” means a B Borrower that has become an A Borrower pursuant to Clause 2.1.1.

“Collateral Transfer Date” means in respect of each Collateral Transfer Borrower the date on which the Agent confirms that all of the conditions set out in Part III of Schedule 3 have been satisfied.

“Collateral Transfer Notice” means a notice substantially in the form of Schedule 9.

“Collateral Vessels” means the Tranche A Vessels and the Tranche B Vessels (each a “Collateral Vessel”).

“Commitment” means, in relation to a Lender, the aggregate amount of the Facility which that Lender agrees to advance to the A Borrowers or the B Borrowers (as the case may be) as its several liability as indicated against the name of that Lender in Schedule 1 (as amended from time to time pursuant to Clause 2.1.2) and/or, where the context permits, the amount of the Facility advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Commitment Commission” means the commitment commission to be paid by the Borrowers to the Agent on behalf of the Lenders pursuant to Clause 9.1.

“Commitment Termination Date” means the date being one (1) month before the Maturity Date or such later date as the Lenders may in their discretion agree.

“Companies” means each ISM Company and each ISPS Company (each a “Company”).

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than the A Borrowers) described as such in the Master Agreement.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.1. (each a “Deed of Covenant”).

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which a Drawing is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 5.

“Drawing” means any one amount advanced or to be advanced pursuant to a Drawdown Notice or, where the context permits, the amount advanced and for the time being outstanding and “Drawings” means more than one of them.

“Earnings” in relation to a Vessel means all hires, freights, pool income and other sums payable to or for the account of its Owner in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Affiliate” means an agent or employee of an Owner or a person in a contractual relationship with that Owner in respect of the Vessel owned by it (including without limitation, the operation of or the carriage of cargo of such Vessel).

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of such Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from such Vessel and in connection with which that Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the relevant Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.
“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.
“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Facility” means the reducing revolving credit facility made available by the Lenders to the Borrowers pursuant to this Agreement.

“Facility Outstandings” means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments and voluntary reductions.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fee Letter” means (i) the letter dated 26 September 2007 between Guarantor B, the Agent, the Bookrunners and the MLAs and (ii) the letter between Guarantor B and the Agent dated 26 September 2007, setting out the fees referred to in Clause 9.

“Finance Documents” means this Agreement, the Master Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Trustee, the MLAs, the Swap Provider, the Bookrunners and the Lenders and “Finance Party” means any one of them.

“First Drawdown Date” means the date on which the first Drawing is advanced under Clause 4.

“GAAP” means generally accepted accounting principles in the United States of America.

“Groups” means together the Guarantor A Group and the Guarantor B Group (each a “Group”).

“Guarantees” means the guarantees and indemnities referred to in Clause 10.1.3.

“Guarantor A” means Teekay Tankers Ltd.

“Guarantor A Float Date” means the date on which Guarantor A is listed on a recognised stock exchange.

“Guarantor A Group” means Guarantor A and each of its Subsidiaries.

“Guarantor B” means Teekay Corporation.

“Guarantor B Group” means Guarantor B and each of its Subsidiaries, other than OPCO, TOO, TGP and (following the Guarantor A Float Date) Guarantor A, and their respective Subsidiaries.

“Guarantors” means (a) Guarantor A in respect of the obligations of the A Borrowers and, with effect from any relevant Collateral Transfer Date, any Collateral Transfer Borrowers and (b) Guarantor B in respect of the obligations of (i) the A Borrowers from the first Drawdown Date in respect of Tranche A until the Guarantor A Float Date and (ii) the B Borrowers from the First Drawdown Date until the end of the Facility Period.

“Guarantors’ Accounts” means the consolidated financial accounts of each of the Guarantors to be provided to the Agent pursuant to clause 9 of the respective Guarantees.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“Hugli” means Hugli Spirit L.L.C.

“Indebtedness” means together the Tranche A Indebtedness and the Tranche B Indebtedness.

“Initial Maximum Amount” means the aggregate of the Tranche A Maximum Amount and the Tranche B Maximum Amount, in a maximum aggregate amount of eight hundred and twelve million Dollars ($812,000,000) prior to the Tranche B Step Up Date and eight hundred and forty five million Dollars ($845,000,000) following the Tranche B Step Up Date.

“Insurances” in relation to a Vessel means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the payment of interest selected by the Borrowers or agreed by the Agent pursuant to Clause 7.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. London time two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Facility (or any relevant part of the Facility) and for a period comparable to the relevant Interest Period.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Management Agreement” means any agreement(s) for the commercial and/or technical management of the Vessels entered into between each Owner and a company which is not controlled by Guarantor B other than A/S Dampskibsselskabet Torm or, in the case of m.v. “NASSAU SPIRIT”, a company controlled by OAO Sovcomflot.

“Managers” in relation to m.v. “NASSAU SPIRIT” means a company controlled by OAO Sovcomflot and in relation to each other Vessel means A/S Dampskibsselskabet Torm or a management company which is controlled by Guarantor B or such other commercial and/or technical managers of the Vessels nominated by the relevant Owner as the Agent acting on the instructions of the Majority Lenders may approve such approval not to be unreasonably withheld or delayed.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4.

“Margin” means (a) in respect of Tranche A (i) nought point five five percent (0.55%) per annum for any period when Guarantor B guarantees the Tranche A Indebtedness and (ii) nought point six zero per cent (0.60%) per annum for any period when Guarantor B does not guarantee the Tranche A Indebtedness, and (b) in respect of Tranche B nought point five five per cent (0.55%) per annum.

“Master Agreement” means any ISDA master agreement (or any other form of master agreement relating to interest exchange transactions) entered into between the Swap Provider and the A Borrowers to hedge the Tranche A Indebtedness under this Agreement during the Facility Period, including but not limited to the ISDA master agreement dated on or about the date hereof entered into between the Swap Provider and the A Borrowers and a Transaction dated 2 July 2007, as such Transaction has been novated by Guarantor B to the A Borrowers pursuant to a novation agreement dated on or about the date hereof entered into between the Swap Provider, Guarantor B and the A Borrowers, and including each Schedule to any Master Agreement and each confirmation exchanged pursuant to any Master Agreement.

“Master Agreement Liabilities” means at any relevant time all liabilities of the A Borrowers to the Swap Provider under or pursuant to the Master Agreement or any Transaction, whether actual or contingent, present or future.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:
(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of either Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Security Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Security Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security, provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) either Group taken as a whole and (y) the ability of the Borrowers and the Guarantors to perform each of their obligations under the Security Documents.

“Maturity Date” means the date falling ten (10) years after the Execution Date.

“Maximum Amount” means:
(a)	the Initial Maximum Amount for the period from the Execution Date until the first Upsize Trigger Date; and

(b)	the relevant Upsize Increased Maximum Amount from the first Upsize Trigger Date until the Maturity Date, as reduced from time to time pursuant to the terms of this Agreement.

“Mortgages” means the statutory mortgages referred to in Clause 10.1.1 together with the Deeds of Covenants.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:
(a)	lawfully enter into and perform its obligations under the Security Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents to which it is party; and

(c)	carry on its business from time to time.
“OPCO” means Teekay Offshore Operating L.P. and its Subsidiaries.

“Owner” in respect of a Collateral Vessel means the Borrower listed as the Owner of that Vessel in Schedule 2 and in respect of an Additional Vessel means the Borrower registered as the owner of that Vessel following its purchase.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii) any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding ten million Dollars ($10,000,000).

“Permitted Upsize Lending Ratio” means (i) fifty five per cent of the Valuations of the relevant Additional Vessels as at the relevant Upsize Trigger Date (in respect of Tranche A) and (ii) sixty per cent of the Valuations of the relevant Additional Vessels as at the relevant Upsize Trigger Date (in respect of Tranche B).

“Pledgor” means each company listed in Schedule 2 Part I, in respect of the A Borrower against whose name it is listed.

“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas or such other classification society acceptable to the Majority Lenders.

“Pre-Approved Flag” means Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Cayman Islands, Bermuda, Bahamas or Singapore.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Reduction Date” means the date falling five (5) years after the Execution Date and each date falling at consecutive six monthly intervals thereafter.

“Reference Banks” means, in relation to LIBOR, the principal London offices (or lending Affiliates) of each of the Bookrunners or such other banks as may be appointed by the Agent in consultation with the Borrowers.

“Relevant Documents” means the Finance Documents and the Management Agreements.

“Relevant Reduction Amount” means, in respect of each Vessel, the percentage set out in the column headed “Relevant Share” opposite that Vessel in Schedule 2, as amended pursuant to Clause 2.1.1. from time to time at or around an Upsize Trigger Date.

“Replacement Vessel” means a vessel of substantially similar value (as evidenced by the average of two Valuations), type and age to the Vessel it is offered as a replacement of, acceptable to the Agent acting on the instructions of the Majority Lenders.

“Requisition Compensation” in relation to a Vessel means all compensation or other money which may from time to time be payable to an Owner as a result of that Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Same Day Drawing”, means, in respect of the first drawing only, a Drawing requested by the Borrowers prior to 10.00 am hours (New York time) on the day before the First Drawdown Date and made by the Lenders on the First Drawdown Date.

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters page LIBOR 01 (or such other page or pages which replace(s) such page) for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the relevant Drawing for a period equal in length to the relevant Interest Period.

“Security Documents” means the Mortgages, the Deeds of Covenants, the Assignments, the Guarantees, the Share Pledges or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Tranche A Security Parties and the Tranche B Security Parties, each a “Security Party”).

“Share Pledges” means the pledges of the shares of the Borrowers given by either of the Guarantors or by a Pledgor as referred to in Clause 10.1.4.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

“Subsidiary” means a subsidiary undertaking, as defined in section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“TGP” means Teekay LNG Partners L.P. and its Subsidiaries.

“TNK” means Teekay Tankers Ltd and its Subsidiaries.

“TOO” means Teekay Offshore Partners L.P. and its Subsidiaries.

“Total Loss” in relation to a Vessel means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title or compulsory acquisition, nationalisation or expropriation of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation of that Vessel unless the Vessel is released and returned to the possession of its Owner within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.
“Tranche A” means an amount not exceeding the Tranche A Maximum Amount to be made available by the Lenders to the A Borrowers.

“Tranche A Indebtedness” means the aggregate from time to time of: the amount of Tranche A outstanding; all accrued and unpaid interest on Tranche A; the Master Agreement Liabilities; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the A Borrowers to any of the Finance Parties under all or any of the Finance Documents.

“Tranche A Maximum Amount” means two hundred and twenty nine million Dollars ($229,000,000), as reduced from time to time in accordance with Clause 2.1.1 and/or Clause 3.4 and/or Clause 7.9.5. or increased pursuant to Clause 2.1.1 and/or Clause 2.1.2 and/or 3.4.5.

“Tranche A Security Party” means the A Borrowers from time to time, Guarantor A for any period when Guarantor A is guaranteeing the Tranche A Indebtedness, each Pledgor for any period when it is giving a Share Pledge, and Guarantor B for any period when Guarantor B is guaranteeing the Tranche A Indebtedness, and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Tranche A Indebtedness, and “Tranche A Security Party” means any one of them.

“Tranche A Vessels” means:
(i)	the Vessels listed in Schedule 2 Part I; and

(ii)	following any Collateral Transfer, any Tranche B Vessels redenominated as Tranche A Vessels; and

(iii)	following any Upsize Trigger Date, any Additional Vessel designated as a Tranche A Vessel; and

(iv)	any Replacement Vessel accepted as a Tranche A Vessel,
and everything now and in the future belonging to them on board and ashore (each a “Tranche A Vessel”).

“Tranche B” means an amount not exceeding the Tranche B Maximum Amount to be made available by the Lenders to the B Borrowers.

“Tranche B Indebtedness” means the aggregate from time to time of: the amount of Tranche B outstanding; all accrued and unpaid interest on Tranche B; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the B Borrowers to any of the Finance Parties under all or any of the Finance Documents.

“Tranche B Maximum Amount” means:
(a)	five hundred and eighty three million Dollars ($583,000,000) from the Execution Date until the earlier of the Tranche B Step Up Date and the end of the Facility Period; and

(b)	six hundred and sixteen million Dollars ($616,000,000) from the Tranche B Step Up Date to the end of the Facility Period,
in each case as reduced from time to time in accordance with Clause 2.1.1 and/or Clause 3.4 and/or Clause 7.9.5. or increased pursuant to Clause 2.1.2.

“Tranche B Security Party” means the B Borrowers from time to time and Guarantor B, and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Tranche B Indebtedness, and “Tranche B Security Party” means any one of them.

“Tranche B Step Up Date” means the date on which the Borrowers have provided the Agent with those conditions precedent set out in Schedule 3 Part VII and the Tranche B Maximum Amount has been increased accordingly.

“Tranche B Vessels” means:

(i)	the Vessels listed in Schedule 2 Part II (other than any Vessels redenominated as Tranche A Vessels following a Collateral Transfer);

(ii)	following any Upsize Trigger Date, any Additional Vessel designated as a Tranche B Vessel; and

(iii)	any Replacement Vessel accepted as a Tranche B Vessel,
and everything now and in the future belonging to them on board and ashore (each a “Tranche B Vessel”).

“Tranches” means together Tranche A and Tranche B (each a “Tranche”).

“Tranche Maximum Amounts” means together the Tranche A Maximum Amount and the Tranche B Maximum Amount (each a “Tranche Maximum Amount”).

“Transaction” means a transaction entered into between the Swap Provider and a counterparty under a Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:
(a)	all benefits derived by the Security Trustee from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents, with the exception of any benefits arising solely for the benefit of the Security Trustee.

“Upsize Amount” means the amount set out in an Upsize Notice not to exceed the lesser of (i) such amount as can be lent without breaching the Permitted Upsize Lending Ratio and (ii) (when aggregated with all previous Upsize Amounts) four hundred million Dollars ($400,000,000).

“Upsize Increased Maximum Amount” means the Initial Maximum Amount as increased by the relevant Upsize Amount with effect from each Upsize Trigger Date being a total maximum amount of up to one billion two hundred and forty five million Dollars ($1,245,000,000) to be allocated between Tranche A and/or Tranche B as specified by the Borrowers in the relevant Upsize Notice.

“Upsize Notice” means a notice substantially in the form of Schedule 7.

“Upsize Trigger Date” means the date specified in an Upsize Notice (being not less than thirty (30) days following the date of such Upsize Notice) on which the Borrowers request an increase in the Maximum Amount pursuant to Clause 2.1.2.

“Valuation” means in relation to a Vessel or a Replacement Vessel, the written valuation of that Vessel or Replacement Vessel expressed in Dollars prepared by one of the Approved Brokers (or such other firm of reputable independent shipbrokers as may be acceptable to the Agent) to be nominated by the Borrowers, such nomination to be subject to the approval of the Agent. Such valuations shall be prepared at the Borrowers’ expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

“Vessels” means the Collateral Vessels and any Additional Vessels (each a “Vessel”).

“WSJ Prime Rate” means the “Prime Rate” as published in the printed copy of the Wall Street Journal on any particular day as the same may be adjusted from time to time.
1.2	In this Agreement:
1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees; and

1.2.9	a time of day (unless otherwise specified) is a reference to New York time.
1.3	Offer letter
This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the date of this Agreement.
2	The Facility and its Purposes
2.1	Amount
2.1.1	Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrowers its Commitment of a revolving credit in an aggregate amount not exceeding the Initial Maximum Amount at any one time, Tranche A to be made available to the A Borrowers and Tranche B to be made available to the B Borrowers PROVIDED THAT the Borrowers may elect at any time whilst no Event of Default has occurred and is continuing unremedied or unwaived (by serving a

Collateral Transfer Notice) for a B Borrower to become an A Borrower and for the Vessel owned by it to become an A Vessel on a Collateral Transfer Date by providing not less than five (5) days notice to the Agent and fulfilling the conditions precedent set out in Schedule 3 Part III, at which Collateral Transfer Date (subject to the Agent agreeing the calculation of the Collateral Transfer Amount specified in the Collateral Transfer Notice such consent not to be unreasonably withheld) the relevant Collateral Transfer Amount shall be added to the Tranche A Indebtedness (and the Tranche A Maximum Amount shall be increased by an amount equal to the Tranche B Maximum Amount multiplied by the percentage shown as the “Relevant Share” of the Vessel in question) and deducted from the amount of the Tranche B Indebtedness (and the Tranche B Maximum Amount shall be reduced by an amount equal to the Tranche B Maximum Amount multiplied by the percentage shown as the “Relevant Share” of the Vessel in question). At or around each Collateral Transfer Date, the Agent shall circulate to each of the parties amended Schedules 1, 2 and 8 to reflect the Collateral Transfer. Save in the case of manifest error, such amended schedules shall be binding on all the parties with effect from the relevant Collateral Transfer Date.

2.1.2	The Borrowers shall have the right (provided that no Event of Default has occurred and is continuing unremedied or unwaived) to issue one or more Upsize Notices requesting an Upsize Amount and specifying the Upsize Trigger Date, the proportions in which it is to be allocated to Tranche A and/or Tranche B, the relevant Additional Borrowers and the Additional Vessels to be charged as security, following receipt of which Upsize Notice the Lenders shall have the right (but not the obligation) to subscribe in the Upsize Amount pro rata to their Commitments in the Initial Maximum Amount. The availability of the Upsize Amount shall be subject (inter alia) to the participating Lenders agreeing to the proposed fee payable, each as specified in the relevant Upsize Notice. If any Lender does not take up this option within twenty (20) days of receipt of an Upsize Notice, its portion of the Upsize Amount shall be made available to be taken up by the participating Lenders for a further ten (10) days. If at the end of such ten (10) day period not all of the Upsize

Amount has been subscribed, then the Upsize Amount shall be reduced to the amount subscribed, and the reduced Upsize Amount shall take effect from the Upsize Trigger Date. Following each Upsize Trigger Date, the participating Lenders agree to make their Commitments in the Maximum Amount as increased by the relevant Upsize Amount available to the Borrowers. The aggregate amount of the Facility following each Upsize Trigger Date shall not exceed the Maximum Amount. The Upsize Amount may be used for the same purposes as the initial Facility. At or around each Upsize Trigger Date, the Agent shall circulate to each of the parties an amended Schedule 8 to reflect the increased Maximum Amount, which shall be calculated on the same basis as the initial Schedule 8, with a balloon payment of forty five per cent (45%), and amended Schedules 1 and 2 to reflect the amended Commitments and the Additional Vessels and Additional Borrowers. Save in the case of manifest error, such amended Schedules shall be binding on all the parties with effect from the relevant Upsize Trigger Date.
2.2	Finance Parties’ obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purposes The Borrowers shall apply the Facility for the purposes referred to in the Recital.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.
3	Conditions of Utilisation
3.1	Conditions precedent
3.1.1	Before any Lender shall have any obligation to advance any Drawing under Tranche A the A Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I A of Schedule 3 and before any Lender shall have any obligation to advance any Drawing under Tranche B the B Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I B of Schedule 3.

3.1.2	Before a Collateral Transfer can be effected, the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part III of Schedule 3.

3.1.3	Before any Lender shall have any obligation to advance any drawing in respect of the Upsize Amount the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part V of Schedule 3.

3.1.4	Before the Tranche B Step Up Date, the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part VII of Schedule 3.
3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:
3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrowers under Clause 11 and by the Guarantors under the Guarantees are true in all material respects.
3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:
3.3.1	no other Drawing under the same Tranche has been made on the same Business Day;

3.3.2	that Drawing will not result in there being more than seven Drawings outstanding in respect of that Tranche at any one time;

3.3.3	that Drawing is not less than five million Dollars ($5,000,000) and in an integral multiples of one million Dollars ($1,000,000); and

3.3.4	that Drawing will not increase the outstanding amount of the relevant Tranche to a sum in excess of the relevant Tranche Maximum Amount or the Facility to a sum in excess of the Maximum Amount.
The First Drawdown Date must occur on or before 31 December 2007 or such later date as the MLAs shall agree.
3.4	Facility Reduction
3.4.1	The amount of the Facility available (i) to the A Borrowers, for drawing under this Agreement shall, subject to the provisions of Clauses 2.1.1, 2.1.2, 3.4.5, 3.4.6 and 7.9.5, be the Tranche A Maximum Amount, (ii) to the B Borrowers for drawing under this Agreement shall, subject to the provisions of Clauses 2.1.1, 2.1.2, 3.4.5, 3.4.6 and 7.9.5, be the Tranche B Maximum Amount (the total being available to the Borrowers for drawing under this Agreement (subject to the provisions of Clauses 2.1.1, 2.1.2, 3.4.6 and 7.9.5) being eight hundred and twelve million Dollars ($812,000,000) (if the Tranche B Step Up Date has not occurred) or eight hundred and forty five million Dollars ($845,000,000) (if the Tranche B Step Up Date has occurred) until the first Reduction Date). On the Reduction Dates the amount of the Facility available for drawing shall be reduced by the amounts set out in Schedule 8 (the “Initial Reduction Amounts”). On the Maturity Date the Facility available shall be reduced to zero. Subject to the proviso hereto, the mandatory reductions in the amount of the Facility available for drawing required pursuant to this Clause will be made in the amounts and at the times specified whether or not the Maximum Amount is reduced pursuant to Clause 3.4.2, Clause 3.4.3, Clause 3.4.4, Clause 6.1 or Clause 7.9. PROVIDED ALWAYS THAT any reductions pursuant to Clause 3.4.2 (voluntary reductions), Clause 3.4.3 (sale) or Clause 3.4.4 (Total Loss) shall be applied to the remaining mandatory reductions hereunder on a pro rata basis.

3.4.2	The Borrowers may voluntarily cancel the Maximum Amount in whole or in part (such cancellation to be against the Tranches in the proportions specified by the Borrowers) in an amount of not less than five million Dollars ($5,000,000) such amount to be in integral multiples of one million Dollars ($1,000,000) (or as otherwise may be agreed by the

Agent), provided that they have first given to the Agent not fewer than five (5) Business Days’ prior written notice expiring on a Business Day (the “Cancellation Date”) of their desire to reduce the Maximum Amount and notification of which Tranche the cancellation is to be applied against; such notice once received by the Agent shall be irrevocable and shall oblige the Borrowers to make payment of all interest and Commitment Commission accrued on the amount so cancelled up to and including the Cancellation Date together with any Break Costs in respect of such cancelled amount if the Cancellation Date is not the final day of an Interest Period. Any such reduction in the Maximum Amount shall not be reversed. If, as a result of any such cancellation, the Tranche A Indebtedness or the Tranche B Indebtedness would exceed the relevant Tranche Maximum Amount, the Borrowers shall, on the Cancellation Date, prepay such amount of Tranche A or Tranche B as will ensure that the Tranche A Indebtedness and/or the Tranche B Indebtedness are not greater than the respective Tranche Maximum Amounts.

3.4.3	In the event of a sale or disposal of a Vessel or the Agent having received not less than 5 Business Days’ notice from the Borrowers requesting that the security relating to a Vessel be released and discharged (a “Released Vessel”), the Maximum Amount shall be reduced by the Relevant Reduction Amount applicable to that Vessel, such reduction to be applied on a pro rata basis against the Initial Reduction Amounts as reduced from time to time in accordance with this clause 3.4. Such reduction shall be made thirty (30) days after a sale or disposal of such Vessel and in the case of a Released Vessel thirty (30) days after the date proposed by the Borrowers for release and discharge of the security relating to that Vessel. If the Vessel or Released Vessel in question is replaced within thirty (30) days of the sale, disposal or release with a Replacement Vessel, and in such case of replacement any security held by the Agent (whether directly or indirectly) from the relevant Owner and over such Vessel or Released Vessel is reconstituted immediately after the sale to the new owner or after the release and discharge of security (as the case may be) or over the Replacement Vessel in substantially identical form, and the Agent obtains favourable legal opinions (on substantially the same basis as those obtained pursuant to paragraph 3 of Part 1 A and Part 1 B of Schedule 3) in respect of such reconstituted security, the Maximum Amount shall be maintained at the amount it was prior to the application of the Relevant Reduction Amount (as reduced in the meantime by any reductions under Clause 3.4.1), and in any event the Relevant Reduction Amount shall not be available for drawing during such thirty (30) day period unless and until the Agent confirms that the Maximum Amount is to be so maintained. If, as a result of any reduction in the Maximum Amount pursuant to this Clause, the Facility outstanding would exceed the Maximum Amount or the relevant Tranche outstanding would exceed the relevant Tranche Maximum Amount, the Borrowers shall, on the date of the sale, disposal or replacement, prepay such amount of the Facility as will ensure that the Facility and Tranche outstanding are not greater than the Maximum Amount and relevant Tranche Maximum Amount respectively. Any such prepayment shall oblige the Borrowers to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period. Any such reduction in the Maximum Amount and Tranche Maximum Amounts shall not be reversed save in accordance with the provisions of this Clause 3.4.3.

3.4.4	In the event that any Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss (the “Total Loss Reduction Date”), the Maximum Amount shall (subject to the proviso hereto) be reduced by the Relevant Reduction Amount in respect of such Vessel. Any such reductions in the Maximum Amount shall not be reversed. If, as a result of any reduction in the Maximum Amount pursuant to this Clause, the Facility outstanding would exceed the Maximum Amount or the relevant Tranche outstanding would exceed the relevant Tranche Maximum Amount, the Borrowers shall, on the earlier to occur of (i) the date on which the relevant Owner receives the proceeds of such Total Loss and (ii) the one hundred and eightieth day after the date of such Total Loss occurring, prepay such amount of the

Facility and Tranche as will ensure that the Facility and relevant Tranche outstanding is equal to or less than the Maximum Amount and relevant Tranche Maximum Amount respectively. Any such prepayment shall not be reborrowed and Clause 8.3 shall apply to any such prepayment. PROVIDED ALWAYS that if there is an investment in a Replacement Vessel on or prior to the Total Loss Reduction Date, and a guarantee from the owner of the Replacement Vessel (in such form as the Majority Lenders may require at that time) and security over such Replacement Vessel acceptable to the Majority Lenders in their absolute discretion is also executed and delivered either prior to or on the Total Loss Reduction Date, then the reduction in the Maximum Amount and Tranche Maximum Amounts shall not apply.

3.4.5	In the event of a Collateral Transfer of a Tranche B Vessel into a Tranche A Vessel on a Collateral Transfer Date, the Tranche A Maximum Amount shall be increased and the Tranche B Maximum Amount shall be decreased in accordance with the terms of Clause 2.1.1.

3.4.6	To the extent that repayments or prepayments made by the Borrowers to the Agent in accordance with this Agreement reduce the Facility and Tranches outstanding to less than the Maximum Amount and the Tranche Maximum Amounts respectively, the Borrowers shall again be entitled to make Drawings up to the Commitment Termination Date in accordance with and subject to the terms of this Agreement. Any part of the Facility which is undrawn on the Commitment Termination Date shall be automatically cancelled.

3.4.7	Simultaneously with each reduction of the Maximum Amount in accordance with Clause 3.4.1, Clause 3.4.2, Clause 3.4.3 or Clause 3.4.4 (as the case may be), the Commitment of each Lender will reduce or increase (as the case may be) so that the Commitments of the Lenders in respect of the amended Maximum Amount and Tranche Maximum Amounts remain in accordance with their respective Proportionate Shares. In the case of any increase in the Maximum Amount in accordance with Clause 2.1.2, the Commitment of each Lender will be in accordance with the revised Schedule 1 circulated by the Agent pursuant to Clause 2.1.2 at or about the relevant Upsize Trigger Date.
3.5	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Commitment Termination Date.

3.6	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent:
3.6.1	on, or as soon as practicable after, the First Drawdown Date the additional documents and other evidence listed in Part II A or Part II B (as the case may be) of Schedule 3; and

3.6.2	on, or as soon as practicable after, the Collateral Transfer Date the additional documents and other evidence listed in Part IV of Schedule 3;

3.6.3	on, or as soon as practicable after, an Upsize Trigger Date, the additional documents and other evidence listed in Part VI of Schedule 3; and

3.6.4	on, or as soon as practicable after, the Tranche B Step Up Date, the additional documents and other evidence listed in Part VIII of Schedule 3.
3.7	No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent.

The advance of all or any part of the Facility under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1.

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:
3.8.1	be in form and substance reasonably acceptable to the Agent; and

3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance
4.1	Drawdown Request The A Borrowers may request a Drawing in respect of Tranche A and the B Borrowers may request a Drawing in respect of Tranche B, in each case to be advanced on any Business Day prior to the Commitment Termination Date, by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date save in respect of a Same Day Drawing.

4.2	Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.
5	Repayment
5.1	Repayment of each Drawing The Borrowers agree to repay each Drawing to the Agent for the account of the Lenders on the last day of the Interest Period in respect of that Drawing unless the Borrowers select a further Interest Period for that Drawing in accordance with Clause 7, provided that the Borrowers shall not be permitted to select such a further Interest Period if a Default has occurred and shall then be obliged to repay such Drawing on the last day of its then current Interest Period. The Borrowers shall on the Maturity Date repay to the Agent as agent for the Lenders all Facility Outstandings.

5.2	Reborrowing Amounts of the Facility which are repaid or prepaid shall be available for reborrowing in accordance with Clause 3 prior to the Commitment Termination Date.
6	Prepayment
6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Facility:
6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrowers shall repay that Lender’s Proportionate Share of any Drawing on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Maximum Amount shall be reduced by the amount of that Lender’s Commitment in the Facility. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrowers to find an alternative method or lending base in order to maintain the Facility.
6.2	Voluntary prepayment of Facility The Borrowers may prepay the whole or any part of a Drawing (but, if in part, being an amount that reduces that Drawing by a minimum amount of five million Dollars ($5,000,000)) provided that they give the Agent not less than three (3) Business Days’ prior notice.

6.3	Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

6.4	Mandatory Prepayment If at any time the Facility Outstandings shall exceed the Maximum Amount or the amount outstanding under a Tranche shall exceed the relevant Tranche Maximum Amount, the Borrowers shall immediately prepay to the Agent on behalf of the Lenders such amounts as will ensure that the Facility Outstandings do not exceed the Maximum Amount or the amount outstanding under a Tranche shall not exceed the relevant Tranche Maximum Amount, and shall pay to the Lenders all interest accrued on the amount prepaid up to and including the date on which such prepayment occurred.

6.5	Master Agreement Simultaneously with any mandatory prepayment or cancellation relating to Tranche A under this Clause 6 resulting from the sale or Total Loss of a Tranche A Vessel (but not otherwise), any transaction carried out under the Master Agreement relating to that part of Tranche A being prepaid or cancelled will be terminated unless the A Borrowers and the Swap Provider otherwise agree, and the A Borrowers will pay to the Swap Provider any sums payable under the Master Agreement pursuant to that early termination.
7	Interest
7.1	Interest Periods The period during which each Drawing shall be outstanding under this Agreement shall be an Interest Period of one, three or six months’ duration, as selected by the Borrowers in the Drawdown Notice in respect of the Drawing in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders). Not more than seven (7) one (1) month Interest Periods in respect of a Tranche may be selected by the Borrowers in each twelve (12) month period.

7.2	Beginning and end of Interest Periods The first Interest Period in respect of each Drawing shall begin on the Drawdown Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3	Interest Periods to meet Maturity Date If an Interest Period for a Drawing would otherwise expire after the Maturity Date, the Interest Period for that Drawing shall expire on the Maturity Date.

7.4	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the relevant Drawing at the rate determined by the Agent to be

(i)	the WSJ Prime Rate in the case of the first Interest Period for a Same Day Drawing; or

(ii)	in all other cases the aggregate of (a) the applicable Margin for that Tranche, (b) LIBOR and (c) the Mandatory Cost, if applicable.
7.6	Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1, the Interest Period applicable shall be of three (3) months duration.

7.7	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8	Default interest If the Borrowers fail to pay any amount payable by them under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Drawing for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrowers on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9	Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London interbank market, adequate and fair means do not exist for determining the rate of interest on a Drawing for any Interest Period:

7.9.1	the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.9.2	the rate of interest on each Lender’s Commitment in the relevant Drawing for that Interest Period shall be the rate per annum which is the sum of:
(a)	the relevant Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment in the relevant Drawing from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s Commitment,
PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrowers:
7.9.3	the Agent on behalf of the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments in the relevant Drawing; and

7.9.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest in respect of the relevant Drawing, the relevant Lender shall cease to be obliged to advance its Proportionate Share of that Drawing, but, if it has already been advanced, the Borrowers will immediately prepay that Proportionate Share of that Drawing, together with any Break Costs, and the Maximum Amount shall be reduced by the amount of that Lender’s Proportionate Share of that Drawing.

7.10	Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.
8	Indemnities
8.1	Transaction expenses The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:
8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not a Drawing is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.
8.2	Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrowers, a Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3	Break Costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of a

Drawing (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for that Drawing, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of a Drawing, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party with any member of either Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Increased costs (subject to Clause 8.6) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:
8.5.1	a Finance Party (or the Holding Company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4	the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the Holding Company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;
and the result of any of the above shall be to increase the cost to a Finance Party (or to the Holding Company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6, the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant Holding Company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that Clause is:
8.6.1	compensated for by a payment made under Clause 8.10; or

8.6.2	compensated for by a payment made under Clause 17.3; or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the Holding Company of that Finance Party) of any law or regulation.
8.7	Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8	Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

8.9	Other costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all sums which a Finance Party may pay or become actually or contingently liable for on account of the Borrowers in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

8.10	Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income) and shall indemnify the Finance

Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.
9	Fees
9.1	Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of thirty per cent (30%) of the applicable Margin on the undrawn and uncancelled amount of the Tranche Maximum Amounts from time to time from 26 September 2007 until the Commitment Termination Date. The accrued commitment fee is payable on the last day of each fiscal quarter following the 26 September 2007 and on the Commitment Termination Date.

9.2	Other fees The Borrowers shall pay to the Agent on behalf of the Lenders the fees in the amount and at the times agreed in the Fee Letter.

9.3	Upsize Fees The Borrowers shall pay to the Agent on behalf of the Lenders the fees in the amount and at the times agreed in each Upsize Notice.

9.4	Agency fee The Borrowers shall pay to the Agent for its own account an agency fee in the amount and at the times agreed in the Fee Letter.
10	Security and Application of Moneys
10.1	Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Trustee or cause to be executed and delivered to the Security Trustee the following documents (other than those relating to m.v. “Hugli Spirit” or to Hugli which are to be provided on or prior to the Tranche B Step Up Date) in such forms and containing such terms and conditions as the Security Trustee shall require:
10.1.1	a first priority statutory mortgage over each of the Vessels together with a collateral deed of covenants;

10.1.2	a first priority deed or deeds of assignment of the Insurances, Earnings, and Requisition Compensation of each of the Vessels;

10.1.3 (a)	an on demand guarantee and indemnity from Guarantor A in respect of the obligations of the A Borrowers and any Collateral Transfer Borrowers, to be delivered to the Security Trustee no later than thirty (30) days after the Guarantor A Float Date; and

(b)	an on demand guarantee and indemnity from Guarantor B (i) in respect of the obligations of the A Borrowers of the Tranche A Indebtedness from the Execution Date until the earlier of the delivery of the guarantee and indemnity referred to in paragraph (a) above and the end of the Facility Period and (ii) in respect of the obligations of the B Borrowers of the Tranche B Indebtedness from the Execution Date until the end of the Facility Period; and

10.1.4	a pledge of shares over each of the A Borrowers given by Guarantor A (or by a Pledgor prior to the Guarantor A Float Date) and over each of the B Borrowers given by Guarantor B (or Guarantor A following a Collateral Transfer in respect of that B Borrower).
In each case the Security Documents executed in respect of Tranche A Vessels or A Borrowers will secure the Tranche A Indebtedness from time to time and the Security Documents executed in respect of Tranche B Vessels or B Borrowers will secure the Tranche B Indebtedness from time to time.
10.2	Remittance of Earnings Immediately upon the occurrence of an Event of Default the Borrowers shall procure that all Earnings are paid to such account(s) as the Agent shall from time to time specify by notice in writing to the Borrowers.
10.3	General application of moneys Whilst an Event of Default is continuing unremedied and unwaived each of the Borrowers irrevocably authorises the Agent and the Security Trustee to apply all sums which either of them may receive:
10.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in the Vessel; or

10.3.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

10.3.3	otherwise arising under or in connection with any Security Document,

in accordance with Clause 3.4.3 or Clause 3.4.4 (if relevant) or otherwise in or towards satisfaction, or by way of retention on account, of the Indebtedness as follows:-
(A)	in the case of any Security Document securing both Tranche A and Tranche B:

(i)	first in payment of all outstanding fees and expenses of the Agent and the Security Trustee;

(ii)	secondly in or towards payment of all outstanding interest hereunder;

(iii)	thirdly in or towards payment of all outstanding principal hereunder;

(iv)	fourthly in or towards payment of all other Indebtedness hereunder;

(v)	fifthly the balance, if any, shall be remitted to the Borrowers or whoever may be entitled thereto,

(B)	in the case of any Security Document securing only Tranche A:

(i)	first in payment of all outstanding fees and expenses of the Agent and the Security Trustee;

(ii)	secondly in or towards payment of all outstanding interest in respect of Tranche A hereunder;

(iii)	thirdly in or towards payment of all outstanding principal of Tranche A hereunder;

(iv)	fourthly in or towards payment to the Swap Provider of the Master Agreement Liabilities;

(iv)	fifthly the balance, if any, shall be remitted to the A Borrowers or whoever may be entitled thereto,

(C)	in the case of any Security Documents securing only Tranche B:

(i)	first in payment of all outstanding fees and expenses of the Agent and the Security Trustee;

(ii)	secondly in or towards payment of all outstanding interest in respect of Tranche B hereunder;

(iii)	thirdly in or towards payment of all outstanding principal of Tranche B hereunder;

(iv)	fourthly the balance, if any, shall be remitted to the B Borrowers or whoever may be entitled thereto.
11	Representations and Warranties

Each of the Borrowers represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.6 shall only be made on the First Drawdown Date and that the representations and warranties contained at Clause 11.2 and 11.21 shall only be made on the Execution Date).
11.1	Status and Due Authorisation Each of the Security Parties is a corporation duly incorporated under the laws of its jurisdiction of incorporation with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2	No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3	Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4	No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5	Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6	Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation of each of the Security Parties, have been done, fulfilled and performed.

11.7	No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8	Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9	No Winding-up Neither the Borrowers nor the Guarantors have taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers’ knowledge and belief) threatened against the Borrowers or the Guarantors for their winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the relevant Group taken as a whole.

11.10	Solvency
11.10.1	Neither the Borrowers, the Guarantors nor either Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.10.2	Neither the Borrowers nor the Guarantors by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.10.3	The value of the assets of each of the Borrowers, the Guarantors and each Group taken as a whole is not less than the liabilities of such entity or such Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrowers or the Guarantors.
11.11	No Material Defaults
11.11.1	Without prejudice to Clause 11.11.2, neither the Borrowers nor the Guarantors is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of either of the Guarantors.

11.11.2	No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.
11.12	No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of either Group taken as a whole has been started or is reasonably likely to be started.

11.13	Guarantors’ Accounts All financial statements relating to the Guarantors required to be delivered under Clause 9 of the respective Guarantees, were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of each of the Guarantors at the date as of which they were prepared and the results of each of the Guarantors operations during the financial period then ended.

11.14	No Material Adverse Change Since the publication of the last financial statements relating to each of the Guarantors delivered pursuant to Clause 9 of the respective Guarantees, there has been no change that has a Material Adverse Effect.

11.15	No Undisclosed Liabilities As at the date to which the Guarantor’s Accounts were prepared neither the Borrowers nor the Guarantors had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

11.16	No Obligation to Create Security The execution of the Security Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrowers or the Guarantors to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Finance Documents.

11.17	No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.18	Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Finance Document and those Finance Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Finance Documents.

11.19	Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.20	Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Finance Documents, will be for the account of members of the Groups and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

11.21	Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.22	Use of Facility The Facility will be used for the purposes specified in the Recital.

11.23	Representations Limited The representation and warranties of the Borrowers in this Clause 11 are subject to:
11.23.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.23.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.23.3	the time barring of claims under any applicable limitation acts;

11.23.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.23.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.
12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.
12.1	General Undertakings
12.1.1	Maintenance of Legal Validity The Borrowers shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in their jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.1.2	Notification of Default The Borrowers shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.3	Claims Pari Passu The Borrowers shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.4	Management of Vessels The Borrowers shall ensure that m.v. “NASSAU SPIRIT” is at all times technically and commercially managed either by a company controlled by OAO Sovcomflot or by a management company controlled by Guarantor B or by A/S Dampskibsselskabet Torm, or such other management company as may be acceptable to the Agent acting on the instructions of the Majority Lenders. The Borrowers shall ensure that each of the other Vessels is at all times technically and commercially managed by a management company controlled by Guarantor B or by A/S Dampskibsselskabet Torm or such other management company as may be acceptable to the Agent acting on the instructions of the Majority Lenders.

12.1.5	Classification The Borrowers shall ensure that each of the Vessels maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society, in each case, free from any overdue recommendations and conditions affecting that Vessel’s class.

12.1.6	Certificate of Financial Responsibility The Borrowers shall obtain and maintain a certificate of financial responsibility in relation to any Vessel which is to call at the United States of America.

12.1.7	Negative Pledge The Borrowers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Vessels or the Insurances other than a Permitted Encumbrance.

12.1.8	Registration The Borrowers shall not change or permit a change to the flag of the Vessels during the Facility Period other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.9	ISM and ISPS Compliance The Borrowers shall ensure that the relevant Company complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of each Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of each Vessel, and the Borrowers shall promptly, upon request, supply the Agent with copies of the same.

12.1.10	Necessary Authorisations Without prejudice to Clause 12.1.9 or any other specific provision of the Security Documents relating to an Authorisation, the Borrowers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.11	Compliance with Applicable Laws The Borrowers shall comply with all applicable laws to which they may be subject if a failure to do the same may have a Material Adverse Effect.

12.1.12	Loans and Guarantees The Borrowers shall be permitted to make loans and grant credit upon such terms as they may determine to any other member of their Group and may otherwise give any guarantee or indemnity to procure financing for other members of their Group, but shall not otherwise make any loans or grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except pursuant to the Security Documents); Provided that the Borrowers shall not make any such loans or guarantees following the occurrence of an Event of Default which is continuing unremedied or unwaived.

12.1.13	Further Assurance The Borrowers shall at their own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.14	Other information The Borrowers will promptly supply to the Agent such information and explanations as the Majority Lenders may from time to time reasonably require in connection with the operation of the Vessels and any reasonable financial information in connection with the Borrowers, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

12.1.15	Inspection of records Following the occurrence of an Event of Default which is continuing unremedied and unwaived the Borrowers will permit the inspection of their financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.

12.1.16	Valuations The Borrowers will deliver to the Agent a Valuation of each of the Vessels (i) on the due date for delivery of the annual Guarantors’ Accounts pursuant to clause 9 of each Guarantee and (ii) following the occurrence of an Event of Default which is continuing unremedied and unwaived on such other occasions as the Agent may request.

12.1.17	Insurance The Borrowers shall ensure at their own expense throughout the Facility Period that the Vessels are insured and operated in accordance with the provisions set out in the relevant Security Documents.

12.1.18	Change of Control The Borrowers shall procure that throughout the Facility Period:
(a)	Ownership of Guarantor A Guarantor B shall remain the one hundred per cent (100%) legal and beneficial owner of Guarantor A (either directly or indirectly) until Guarantor A is listed on a recognised stock exchange, and at all times Guarantor B shall maintain a minimum of fifty one per cent (51%) voting and management control in respect of Guarantor A;

(b)	Ownership of Guarantor B no person or no two or more persons acting in concert (excluding Resolute Investments Inc. or any successor thereto) acquire (a) legally or beneficially and either directly or indirectly more than fifty per cent (50%) of the entire issued share capital of Guarantor B; or (b) the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent of it) of Guarantor B; and

(c)	Ownership of the Borrowers in respect of the Borrowers (i) the relevant Pledgor or Guarantor A shall remain the legal and beneficial owner of the A Borrowers and any Collateral Transfer Borrowers following the relevant Collateral Transfer Date (ii) Guarantor B shall remain the legal and beneficial owner of the B Borrowers (other than, prior to the Tranche B Step Up Date, Hugli and other than any Collateral Transfer Borrowers following the relevant Collateral Transfer Date) and (iii) following the Tranche B Step Up Date Guarantor B shall remain the legal and beneficial owner of Hugli unless and until Hugli becomes a Collateral Transfer Borrower.
12.1.19	“Know your customer” checks If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrowers after the Execution Date; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in

Order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.20	Borrowings The Borrowers will (a) not (save hereunder) borrow from entities other than members of either Group and (b) will only borrow from other members of either Group on a subordinated and unsecured basis.

12.1.21	No Dividends The Borrowers shall not pay dividends whilst an Event of Default has occurred and is continuing unremedied and unwaived.

12.1.22	No disposal of Assets The Borrowers shall not dispose of any material assets other than as permitted in the Finance Documents.

12.1.23	Chartering The Borrowers shall not bareboat charter any of the Vessels during the Facility Period.
13	Events of Default
13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.
13.1.1	Borrowers’ Failure to Pay under this Agreement The Borrowers fail to pay any amount of principal due from them under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrowers can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement (if a payment of principal), five (5) Business Days (if a payment of interest or fees) or ten (10) Business Days (if a sum payable on demand); or

13.1.2	Misrepresentation Any representation or statement made by any Security Party in any Security Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3	Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrowers under Clauses 12.1.7, 12.1.17 or 12.1.18 or undertaken by the Guarantors under Clauses 8.1.1 or 8.1.2 of each of the Guarantees; or

13.1.4	Financial Covenants A Guarantor is in breach of that Guarantor’s financial covenants set out in Clauses 8.1.1 or 8.1.2 of the applicable Guarantee at any time; or

13.1.5	Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Security Document (other than those referred to in Clause 13.1.3 or Clause 13.1.4) and such failure is not remedied within 30 days after the Agent has given notice thereof to the Borrowers; or

13.1.6	Cross Default Any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) in the case of the Guarantors the aggregate of all such unpaid or accelerated indebtedness (i) of Guarantor B is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) of Guarantor A, is equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or

13.1.7	Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or
13.1.8	Winding-up A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

13.1.9	Execution or Distress
(a)	Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of Guarantor B equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of Guarantor A equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) in respect of each Borrower equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)	Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount (i) in respect of Guarantor B equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of Guarantor A equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or (iii) in respect of each Borrower equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)	Notwithstanding the foregoing paragraphs of this Clause 13.1.9, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of a Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against a Vessel where the release of or discharge the lien or claim on or against such Vessel has not been procured within 30 days; or
13.1.10	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.7, 13.1.8 and 13.1.9; or

13.1.11	Insurances Insurance is not maintained in respect of any Vessel in accordance with the terms of the relevant Security Document in respect of that Vessel; or

13.1.12	Class A Vessel has its classification withdrawn by the relevant classification society PROVIDED THAT if such withdrawal is (in the opinion of the Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if the Vessel’s classification is not reinstated to the satisfaction of the Agent within twenty one (21) days; or

13.1.13	Environmental Matters
(a)	Any Environmental Claim is pending or made against an Owner or any of an Owner’s Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect.

(b)	Any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or
13.1.14	Repudiation Any Security Party repudiates any Security Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Document; or

13.1.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:
(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Security Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal, valid and binding; or

(c)	to make the Security Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or
13.1.16	Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Security Documents to which it is a party or any of the obligations of the Borrowers hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the

Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.17	Material Adverse Change At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Security Documents in the manner provided therein and such change, if capable of remedy, is not so remedied within thirty (30) days of the delivery of a notice confirming such change by the Agent to the relevant Security Party; or

13.1.18	Qualifications of Financial Statements The auditors of either Group qualify their report on any audited consolidated financial statements of such Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.19	Conditions Subsequent if any of the conditions set out in Clause 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

13.1.20	Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.21	Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.22	Challenge to Registration if the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or

13.1.23	War if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

13.1.24	Notice of Termination if a Guarantor gives notice to the Agent to determine its obligations under a Guarantee.
13.2	Acceleration If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrowers cancel any part of the Maximum Amount not then advanced and:
13.2.1	declare that the Facility, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Facility is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.
14	Assignment and Sub-Participation
14.1	Lenders’ rights Subject to the Borrowers’ consent (not to be unreasonably withheld or delayed) a Lender may assign any of its rights under this Agreement or sell participations in its rights and obligations under this Agreement, or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or (subject to a minimum assignment amount of five million Dollars ($5,000,000)) to any other bank or financial institution or special purpose vehicles wholly owned by a bank or financial institution, and may grant sub-participations in all or any part of its Commitment. Any such assignment or transfer must include a pro rata share of that Lender’s Commitment in respect of Tranche A and Tranche B.
14.2	Borrowers’ co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Lender may disclose the size and term of the Facility and the names of each Security Party to any investor or potential investor in a securitisation whether of a true sale, synthetic or other nature (or similar transaction of broadly equivalent economic effect) of that Lender’s rights and obligations under the Finance Documents or to any ratings agency, professional adviser, financial institution or other person for the same purpose.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:
14.4.1	to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender
PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:
(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of three thousand five hundred Dollars ($3,500).
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.
14.5	Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers or the Guarantors The Borrowers and the Guarantors may not assign any of their rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Lenders.

14.7	Transfer of the Facility Agreement by KfW. Notwithstanding the provisions of Clause 14.1 KfW may transfer all its rights and obligations under this Agreement to a KfW Subsidiary with effect from 1 January 2008 or any later date. By signing this Agreement the Borrowers consents to such a transfer. KfW or the KfW Subsidiary will inform the Borrowers of the date on which the transfer of KfW’s rights and obligations to the KfW Subsidiary takes effect. In this connection the following will apply:
14.7.1	Deductions and Increased costs. If, by reason of circumstances already existing at the transfer date, the Borrowers would be obliged to make a payment to the KfW Subsidiary under Clauses 8.5, 17.2 or 17.3, it need pay the KfW Subsidiary only such an amount as it would have been obliged to pay KfW if the transfer had not occurred.

14.7.2	Costs. KfW will pay all costs incurred as a result of or in connection with such transfer.
For the purposes of this Clause KfW Subsidiary means a company which within the meaning of section 15 ff. German Stock Corporation Act (Aktiengesetz) is directly or indirectly (i) majority owned (im Mehrheitsbesitz) by KfW or (ii) controlled (abhängig) by KfW.
14.8	Disclosure of information. In connection with any transfer under Clause 14.7 KfW may disclose confidential information to the KfW Subsidiary or its agents or its legal advisors.

14.9	Mitigation If a transfer is to take place under Clause 14.7 then, without in any way limiting the rights of KfW under Clauses 8.5, 17.2 or 17.3, KfW shall take reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Clauses 8.5, 17.2 or 17.3 and it shall co-operate in completing any procedural formalities necessary for the Borrowers to obtain authorisation to make any payment under Clauses 8.5, 17.2 or 17.3 without a deduction or withholding.
15	The Agent, the Security Trustee and the Lenders
15.1	Appointment
15.1.1	Each Lender and the Swap Provider appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender,

the Agent and the Swap Provider appoints the Security Trustee to act as its security agent for the purpose of the Security Documents.

15.1.2	Each Lender and the Swap Provider authorises the Agent, and each Lender, the Agent and the Swap Provider authorises the Security Trustee, to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Trustee (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Trustee individually and collectively.
15.2	Authority Each Lender and the Swap Provider irrevocably authorises the Security Trustee (in the case of Clause 15.2.1) and the Agent (in the case of Clauses 15.2.2, 15.2.3 and 15.2.4) (in each case subject to Clauses 15.4 and 15.18):
15.2.1	to execute any Finance Document (other than this Agreement and other than the Master Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Security Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Security Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.
The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the

Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.
15.3	Trust The Security Trustee agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Trustee holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Trustee shall be performed and exercised in accordance with this Clause 15.3. The Security Trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:
15.3.1	the Security Trustee and any attorney, agent or delegate of the Security Trustee may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Trustee or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2	the other Finance Parties acknowledge that the Security Trustee shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.
15.4	Limitations on authority Except with the prior written consent of all the Lenders and the Swap Provider, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower’s obligations under this Agreement; nor

15.4.2	waive, or agree to the reduction of, a payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions “Majority Lenders”, “Margin”, “Commitment Commission” or “Default Rate”; nor

15.4.4	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.8	agree to amend this Clause 15.4.
15.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders or the Swap Provider for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender and the Swap Provider acknowledges that:
15.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Facility;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.
Each Lender and the Swap Provider agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.
15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:
15.7.1	the failure of a Lender or of any Security Party or to the Swap Provider to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.
15.8	The Agent’s rights The Agent may:

15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.
15.9	The Agent’s duties The Agent shall:
15.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.
15.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.
15.11	Other business The Agent may, without any liability to account to the Lenders or the Swap Provider, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments The Agent shall pay promptly to the order of the Swap Provider any sums to which it is entitled under the Finance Documents and to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of the Swap Provider or of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender or the Swap Provider (as the case may be).

15.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender or the Swap Provider (as the case may be) until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender or the Swap Provider (as the case may be) on account of any amount prospectively due to that Lender or the Swap Provider (as the case may be) pursuant to Clause 15.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender or the Swap Provider (as the case may be) will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16	Redistribution of payments Unless otherwise agreed between the Finance Parties, if at any time a Finance Party receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Finance Party’s entitlement to any sum due from that Security Party under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 as the “Excess Amount”) then:
15.16.1	that Finance Party shall promptly notify the Agent (which shall promptly notify each other Finance Party);
15.16.2	that Finance Party shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Finance Party and shall account to the Finance Parties in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Finance Party has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Finance Party which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.
15.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Finance Parties which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 shall repay to the Agent for the account of the Finance Party which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Finance Parties share in the amount of the receipt or payment retained in accordance with the provisions of the Finance Documents, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 shall apply only to the retained amount.

15.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender or the Swap Provider (as the case may be) under this Clause 15 shall be paid to such account at such bank as that Lender or the Swap Provider (as the case may be) may from time to time direct in writing to the Agent.

15.20	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21	Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or the Security Trustee may resign as security agent at any time without assigning any reason by giving to the Borrowers and the Finance Parties notice of its intention to do so, in which event the following shall apply:
15.21.1	with the consent of the Borrowers not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied and unwaived) the Finance Parties may within thirty (30) days after the date of the notice from the Agent or the Security Trustee (as the case may be) appoint a successor to act as agent and/or security agent or, if they fail to do so with the consent of the Borrowers, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied and unwaived), the Agent or the Security Trustee (as the case may be) may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent or the Security Trustee (as the case may be) shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Finance Parties;

15.21.3	the Agent or the Security Trustee (as the case may be) shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4	the successor of the Agent or the Security Trustee (as the case may be) and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.
15.22	No fiduciary relationship Except as provided in Clauses 15.3 and 15.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Finance Parties or between the Agent and any other person.
16 Set-Off
16.1	Set-off A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrowers, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
16.2	Master Agreement Rights The rights conferred on the Swap Provider by this Clause 16 shall be in addition to and without prejudice or limitation to the rights of netting and set off conferred on the Swap Provider by the Master Agreement.
17 Payments
17.1	Payments Each amount payable by the Borrowers under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.
17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrowers under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) the Borrowers to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time the Borrowers are required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrowers will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Rebate If a Borrower pays any additional amount under Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by that Borrower, that Finance Party shall, as soon as reasonably practicable, pay to that Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrowers any information regarding its tax affairs or tax computations.

17.6	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on a Drawing, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.
17.7	Control Account The Agent shall open and maintain on its books a control account in the name of the Borrowers showing the advance of the Facility and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Facility and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.
18 Notices
18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.
18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrowers, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Vice President, Finance;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1;

18.2.3	in the case of the Agent, 437 Madison Avenue, New York, New York 10022, United States of America (fax no: +1 212 421 4420) marked for the attention of Shipping-Offshore and Oil Services Group; and

18.2.4	in the case of the Security Trustee, 437 Madison Avenue, New York, New York 10022, United States of America (fax no: + 1 212 421 4420) marked for the attention of Shipping-Offshore and Oil Services Group;

18.2.5	in the case of the Swap Provider, Gerhart-Hauptmann-Platz 50, 20095 Hamburg, (fax no: +49 40 3333 34307) marked for the attention of Hugh Baker/Frauke Hay/Fiorina Riccobono and to Zinsderivateabwicklung OE 3652 (fax no: +49 40 3333 34086);
or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.
18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:
18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;
and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.
All notices from or to the Borrowers shall be sent through the Agent.
18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:
     18.5.1 in English; or
18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
18.6	Electronic communication
(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrowers and the relevant Finance Party:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Borrowers and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrowers to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.
19 Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
20 Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
21 Joint and several liability; liability of Hugli
21.1	Nature of liability of the A Borrowers The representations, warranties, covenants, obligations and undertakings of the A Borrowers contained in this Agreement shall be joint and several so that each A Borrower shall be jointly and severally liable with all the A Borrowers (including any Collateral Transfer Borrowers that become A Borrowers) for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:
21.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other A Borrower or any other Security Party under or in connection with any Finance Document;

21.1.2	any amendment, variation, novation or replacement of any other Finance Document;

21.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other A Borrower or any other Security Party for any reason;

21.1.4	the winding-up or dissolution of any other A Borrower or any other Security Party;

21.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other A Borrower or any other Security Party; or

21.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.
21.2	No rights as surety Until the Tranche A Indebtedness has been unconditionally and irrevocably paid and discharged in full, each A Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant A Borrower and any other A Borrower or any other Security Party:
21.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

21.2.2	exercise any right of contribution from any other A Borrower or any other Security Party under any Finance Document; or

21.2.3	exercise any right of set-off or counterclaim against any other A Borrower or any other Security Party; or

21.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other A Borrower or any other Security Party; or

21.2.5	unless so directed by the Agent (when the relevant A Borrower will prove in accordance with such directions), claim as a creditor of any other A

Borrower or any other Security Party in competition with any Finance Party and each A Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.
21.3	Nature of liability of the B Borrowers The representations, warranties, covenants, obligations and undertakings of the B Borrowers contained in this Agreement shall be joint and several so that each B Borrower shall be jointly and severally liable with all the B Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:
21.3.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other B Borrower or any other Security Party under or in connection with any Finance Document;

21.3.2	any amendment, variation, novation or replacement of any other Finance Document;

21.3.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other B Borrower or any other Security Party for any reason;

21.3.4	the winding-up or dissolution of any other B Borrower or any other Security Party;

21.3.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other B Borrower or any other Security Party; or

21.3.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.
21.4	No rights as surety Until the Tranche B Indebtedness has been unconditionally and irrevocably paid and discharged in full, each B Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the

Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant B Borrower and any other B Borrower or any other Security Party:
21.4.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

21.4.2	exercise any right of contribution from any other B Borrower or any other Security Party under any Finance Document; or

21.4.3	exercise any right of set-off or counterclaim against any other B Borrower or any other Security Party; or

21.4.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other B Borrower or any other Security Party; or

21.4.5	unless so directed by the Agent (when the relevant B Borrower will prove in accordance with such directions), claim as a creditor of any other B Borrower or any other Security Party in competition with any Finance Party and each B Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.
21.5	Liability of Hugli It is acknowledged and agreed that Hugli shall only become liable as a Borrower hereunder as and with effect from the Tranche B Step Up Date. Prior to the Tranche B Step Up Date, notwithstanding anything to the contrary in the Finance Documents, it shall have no liability thereunder, but shall assume all such liabilities as and with effect from the Tranche B Step Up Date.
22 Miscellaneous
22.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

22.2	Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

22.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

22.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

22.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

22.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22.7	Disclosure of Information In addition to the disclosure of information permitted under Clause 14.2, each of the Borrowers authorises each Lender to disclose any information and/or document(s) concerning its relationship with such Lender (i) to authorities in any other countries where such Lender or any Affiliate is represented and/or where any Lender or any Affiliate may be requested information by any regulatory authority, when this shall be deemed necessary in order for such Lender or any Affiliate to meet its requirements for the contribution to reduction or prevention of money laundering, terrorism and corruption, and (ii) to any Affiliate of that Lender making it possible to consolidate the client’s total commitments and offer the client any other products offered by that Lender or any Affiliate, subject always to the duties of confidentiality on the Lenders set out herein.
23 Law and Jurisdiction
23.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

23.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3	Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4	Waiver of objections Each of the Borrowers irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each of the Borrowers:
23.5.1	irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify the Borrowers of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Commitments
Tranche A

The Lenders	The
Commitments
(US$)

Citibank N.A., London Branch	18,970,414
Citigroup Centre
33 Canada Square
Canary Wharf
London E14 5LB

For credit matters:
Attention: Simon Booth
Fax no: +44 20 7098 4327
Email: simon.booth@citi.com

For administration matters:
Attention: Lee Boden/Rob Brodie
Fax no: +44 20 7942 7512
Email: lee.boden@citi.com / rob.brodie@citi.com

ING Bank N.V., London branch	18,970,414
60 London Wall,
London EC2M 5TQ

For credit matters:
Attention: Adam Byrne / Robartus Krol
Fax no: +44 20 7767 7252
Email: adam.byrne@uk.ing.com
robartus.krol@uk.ing.com

For administration matters:
Attention: Samantha Joyce / Ian Tofts
Fax no: +44 20 7767 7324
Email: samantha.joyce@uk.ing.com
ian.tofts@uk.ing.com

Nordea Bank Norge ASA, Grand Cayman branch	18,970,414
437 Madison Avenue
New York
NY 10022
USA

For credit matters:
Attention: Hans Kjelsrud/Colleen Durkin
Fax no: +1 212 318 4420
Email: hans.kjelsrud@nordea.com
colleen.durkin@nordea.com

For administration matters:
Attention: Jacqueline Ng/Sonia Earle
Fax no: +1 212 318 9578/9596
Email: jackie.ng@nordea.com

BNP Paribas	18,970,414
Nordic Shipping Desk
Karl Johans Gate 7
P.O. Box 106 Sentrum
No-0102 Oslo
Norway

For credit matters:
Attention: Pierre de Fontenay/Patrik Hofseth
Fax no: +47 22 82 95 67
Email: pierre.defontenay@bnpparibas.com
patrik.hofseth@bnpparibas.com

For administration matters:
Attention: Tove Brandt
Fax no: +47 22 82 95 11
Email: tove.brandt@bnpparibas.com

Fokus Bank (being the Norwegian branch of Danske Bank A/S)	18,970,414
PO Box 1170 Sentrum
N-0107 Oslo
Norway

Attention: Shipping Dept
Fax no: +47 85 40 7990
Email: shippingoffshore@fokus.no

HSH Nordbank AG	18,970,414
Shipping Department
West European & North American Clients
Gerhart-Hauptmann-Platz 50
20095 Hamburg

For credit matters:
Attention: Hugh Baker / Frauke Hay /
Fiorina Riccobono
Fax no: +49 40 3333 34307
Email: hugh.baker@hsh-nordbank.com
frauke.hay@hsh-nordbank.com
fiorina.riccobono@hsh-nordbank.com

For administration matters:
Attention: Martina Timm
Fax no: +49 40 3333-34307
Email: martina.timm@hsh-nordbank.com

KfW	17,615,385
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Germany

For credit matters.
Attention: Klaus Benkau
Fax no: +49 69 7431 9413
Email: klaus.benkau@kfw.de

For administration matters:
Attention: Jasmine Ross
Fax no: +49 69 7431 3768
Email: jasmine.ross@.kfw.de

Morgan Stanley Bank	17,615,385
2500 Lake Park Blvd., Suite 300 C
West Valley City
Utah 84120
USA

For credit matters:
Attention: Edward Henley/Alice Lee
Fax no: 001 718 754 7250
Email: edward.henley@morganstanley.com
alice.lee@morganstanley.com

For administration matters:
Attention: Martin Telford/Ly Dinh
Fax no: 001 718 233 2140
Email: ldnnyservicing@morganstanley.com

Scotiabank Europe plc	13,279,290

For credit matters:
33 Finsbury Square
London EC2A 1BB
United Kingdom

Attention: David Sparkes/Thomas Erichsen
Fax no: +44 207 454 9019
Email: david_sparkes@scotiacapital.com
thomas_erichsen@scotiacapital.com

For administration matters
720 King Street
West Toronto
Canada

Attention: Savi Rampat/Tony Sposato
Fax no: +44 207 826 5666
Email: savi_rampat@scotiacapital.com

tony_sposato@scotiacapital.com

Deutsche Bank AG, Filiale Deutschland	13,279,290
Geschäft
Ludwig Erhard Str.1
20459 Hamburg
Germany

For credit matters:
Attention: Jörg Zickermann/Kerstin Seefeld
Fax no: + 49 40 3701 46049
Email: joerg.zickermann@db.com
kerstin.seefeld@db.com

For administration matters.
Attention: Anja Eggert
Fax no: +49 40 3701 4649
Email: anja.eggert@db.com

Lloyds TSB Bank plc	13,279,290

For credit matters:
10 Gresham Street
London EC2V 7EA
United Kingdom
Attention: Shelley Morrison/Tony Stevens
Fax no: +44 207 158 3273/3271
Email: shelly.morrison@lloydstsb.co.uk
tony.stevens@lloydstsb.co.uk

For administration matters:
Bank House
Wine Street
Bristol, BSI 2AN
Fax no: +44 207 158 3204
Email: LoansAdmin_s-z@lloydstsb.co.uk

Sumitomo Mitsui Banking	13,279,290
Corporation, Brussels Branch

For credit matters:
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Attention: Simon Murrell/Robert Taylor
Fax No: +44 207 786 101
Email: simon_murrell@gb.smbcgroup.com
robert_taylor@gb.smbcgroup.com

with copy to:

20, rue de la Ville l’Eveque

75008 Paris
France
Attention: Guillaume Dufour/Gwenael Delattre
Fax No: +33 1 44 71 40 50
Email: guillaume_dufour@fr.smbcgroup.com
gwenael_delattre@fr.smbcgroup.com

and

Avenue des Arts 58, Box 18
1000 Brussels
Belgium
Attention: Francoise Bouchat/Nadine Boudart
Fax No: +32 2 502.07.80
Email: francoise_bouchat@be.smbcgroup.com
nadine_boudart@be.smbcgroup.com

For administration matters:

European Loan Operations
Attention: David Griffiths/Jo Dunnage
99 Queen Victoria Street
London EC4V 4EH
Fax: + 44 207 786 1569
(fax correspondence only)

Swedbank AB (publ)	13,279,290
Brukebergstorg 8
SE 105 34 Stockholm
Sweden

Contact credit and legal matters:
Swedbank AB (publ)
Marine Finance, E421
Regeringsgatan 13
SE 105 34, Stockholm, Sweden
Attention: Dagobert Billsten/Karin Nilsson
Fax No: +46 8 723 7150
Emails: dagobert.billsten@swedbank.se
karin.nilsson@swedbank.se

Contact, administrative matters:
Swedbank AB (publ)
Marine Finance Credit Administration, E768
Regeringsgatan 13
SE 105 34, Stockholm, Sweden
Attention: Nina Kyttä / Richard Lönnqvist
Fax No.: +46 8 700 8132
Email: creditadmin@swedbank.se

Alliance & Leicester Commercial	8,130,178
Finance plc
Carlton Park, Narborough
Leicester
LE19 0AL
United Kingdom

For credit matters:
3rd Floor, 120 New Cavendish Street
London W1W 6XX
Attention: James MacDonald/
Harminder Randhawa
Fax no: +44 207 907 3664
Email: james.macdonald@alliance-leicester.co.uk
harminder.randhawa@alliance-leicester.co.uk

For administration matters:
298 Deansgate
Manchester M3 4HH
Attention: Keith Sullivan/Shane Shehade
Fax no: +44 161 953 3517
Email: keith.sullivan@alliance-leicester.co.uk
shane.shehade@alliance-leicester.co.uk

Calyon	5,420,118
For administration matters:
9. Quai, du President Paul Doumer
92920 Paris La Defense
France
Fax no: +33 141 89 19 34
Attention: Middle Office/Shipping/
M. Godet-Couery/Ms Regine Maugin/Ms Marie-Claire Vanderperre
Email: sylvie.godetcouery@calyon.com
regine.maugin@calyon.com marieclaire.vanderperre@calyon.com

For credit matters:
Broadwalk House
5 Appold Street
London EC2A 2DA
Fax no: +44 207 214 6689
Attention: Thiband Escoffier/Jerome Duval
Email: thibaud.escoffier@uk.calyon.com
jerome.duval@uk.calyon.com
Total	229,000,000

Tranche B

The
The Lenders	Commitments
(US$)

Citibank N.A., London Branch	51,029,586
Citigroup Centre
33 Canada Square
Canary Wharf
London E14 5LB

For credit matters:
Attention: Simon Booth
Fax no: +44 20 7098 7327
Email: simon.booth@citi.com

For administration matters:
Attention: Lee Boden/Rob Brodie
Fax no: +44 20 7942 7512
Email: lee.boden@citi.com / rob.brodie@citi.com

ING Bank N.V., London branch	51,029,586
60 London Wall,
London EC2M 5TQ

For credit matters:
Attention: Adam Byrne / Robartus Krol
Fax no: +44 20 7767 7252
Email: adam.byrne@uk.ing.com
Robartus.krol@uk.ing.com

For administration matters:
Attention: Samantha Joyce / Ian Tofts
Fax no: +44 20 7767 7324
Email: samantha.joyce@uk.ing.com
ian.tofts@uk.ing.com

Nordea Bank Norge ASA, Grand Cayman branch	51,029,586
437 Madison Avenue
New York
NY 10022
USA

For credit matters:
Attention: Hans Kjelsrud/Colleen Durkin
Fax no: +1 212 318 4420
Email: hans.kjelsrud@nordea.com
colleen.durkin@nordea.com
For administration matters:

Attention: Jacqueline Ng/Sonia Earle

Fax no: +1 212 318 9578/9596
Email: jackie.ng@nordea.com

BNP Paribas	51,029,586
Nordic Shipping Desk
Karl Johans Gate 7
P.O. Box 106 Sentrum
No-0102 Oslo
Norway

For credit matters:
Attention: Pierre de Fontenay/Patrik Hofseth
Fax no: +47 22 82 95 67
Email: pierre.defontenay@bnpparibas.com
patrik.hofseth@bnpparibas.com

For administration matters:
Attention: Tove Brandt
Fax no: +47 22 82 95 11
Email: tove.brandt@bnpparibas.com

Fokus Bank (being the Norwegian branch of Danske Bank A/S)	51,029,586
PO Box 1170 Sentrum
N-0107 Oslo
Norway

Attention: Shipping Dept
Fax no: +47 85 40 7990
Email: shippingoffshore@fokus.no

HSH Nordbank AG	51,029,586
Shipping Department
West European & North American Clients
Gerhart-Hauptmann-Platz 50
20095 Hamburg

For credit matters:
Attention: Hugh Baker / Frauke Hay /
Fiorina Riccobono
Fax no: +49 40 3333 34307
Email: hugh.baker@hsh-nordbank.com
frauke.hay@hsh-nordbank.com
fiorina.riccobono@hsh-nordbank.com

For administration matters:
Attention: Martina Timm
Fax no: +49 40 3333-34307
Email: martina.timm@hsh-nordbank.com

KfW	47,384,615
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Germany

For credit matters.
Attention: Klaus Benkau
Fax no: +49 69 7431 9413
Email: klaus.benkau@kfw.de

For administration matters:
Attention: Jasmine Ross
Fax no: +49 69 7431 3768
Email: jasmine.ross@.kfw.de

Morgan Stanley Bank	47,384,615
2500 Lake Park Blvd., Suite 300 C
West Valley City
Utah 84120
USA

For credit matters:
Attention: Edward Henley/Alice Lee
Fax no: 001 718 754 7250
Email: edward.henley@morganstanley.com
alice.lee@morganstanley.com

For administration matters:
Attention: Martin Telford/Ly Dinh
Fax no: 001 718 233 2140
Email: ldnnyservicing@morganstanley.com

Scotiabank Europe plc	35,720,710

For credit matters:
33 Finsbury Square
London EC2A 1BB
United Kingdom

Attention: David Sparkes/Thomas Erichsen
Fax no: +44 207 454 9019
Email: david_sparkes@scotiacapital.com
thomas_erichsen@scotiacapital.com

For administration matters:
720 King Street
West Toronto
Canada

Attention: Savi Rampat/Tony Sposato
Fax no: +44 207 826 5666
Email: savi.rampat@scotiacapital.com

tony.sposato@scotiacapital.com

Deutsche Bank AG, Filiale Deutschland	35,720,710
Geschäft
Ludwig Erhard Str.1
20459 Hamburg
Germany

For credit matters:
Attention: Jörg Zickermann/Kerstin Seefeld
Fax no: + 49 40 3701 4649
Email: joerg.zickermann@db.com
kerstin.seefeld@db.com

For administration matters.
Attention: Anja Eggert
Fax no: +49 40 3701 4649
Email: anja.eggert@db.com

Lloyds TSB Bank plc	35,720,710

For credit matters:
10 Gresham Street
London EC2V 7EA
United Kingdom
Attention: Shelley Morrison/Tony Stevens
Fax no: +44 207 158 3273/3271
Email: shelly.morrison@lloydstsb.co.uk
tony.stevens@lloydstsb.co.uk

For administration matters:
Bank House
Wine Street
Bristol, BSI 2AN
Fax no: +44 207 158 3204
Email: LoansAdmin_s-z@lloydstsb.co.uk

Sumitomo Mitsui Banking	35,720,710
Corporation, Brussels Branch

For credit matters:
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Attention: Simon Murrell/Robert Taylor
Fax No: +44 207 786 101
Email: simon_murrell@gb.smbcgroup.com
robert_taylor@gb.smbcgroup.com

with copy to:

20, rue de la Ville l’Eveque

75008 Paris
France
Attention: Guillaume Dufour/Gwenael Delattre
Fax No: +33 1 44 71 40 50
Email: guillaume_dufour@fr.smbcgroup.com
gwenael_delattre@fr.smbcgroup.com

and

Avenue des Arts 58, Box 18
1000 Brussels
Belgium
Attention: Francoise Bouchat/Nadine Boudart
Fax No: +32 2 502.07.80
Email: francoise_bouchat@be.smbcgroup.com
nadine_boudart@be.smbcgroup.com

For administration matters:

European Loan Operations
Attention: David Griffiths/Jo Dunnage
99 Queen Victoria Street
London EC4V 4EH
Fax: + 44 207 786 1569
(fax correspondence only)

Swedbank AB (publ)	35,720,710
Brukebergstorg 8
SE 105 34 Stockholm
Sweden

Contact credit and legal matters:
Swedbank AB (publ)
Marine Finance, E421
Regeringsgatan 13
SE 105 34, Stockholm, Sweden
Dagobert Billsten/Karin Nilsson
Fax No: +46 8 723 7150
Emails: dagobert.billsten@swedbank.se
karin.nilsson@swedbank.se

Contact, administrative matters:
Swedbank AB (publ)
Marine Finance Credit Administration, E768
Regeringsgatan 13
SE 105 34, Stockholm, Sweden
Nina Kyttä / Richard Lönnqvist
Fax No.: +46 8 700 8132
Email: creditadmin@swedbank.se

Alliance & Leicester Commercial	21,869,822
Finance plc
Carlton Park, Narborough
Leicester, LE19 OAL
United Kingdom

For credit matters:
3rd Floor,
120 New Cavendish Street
London W1W 6XX

Attention: James MacDonald/Harminder Randhawa
Fax no: +44 207 907 3664
Email: james.macdonald@alliance-leicester.co.uk
harminder.randhawa@alliance-leicester.co.uk

For administration matters:
298 Deansgate
Manchester M3 4HH

Attention: Keith Sullivan/Shane Shehade
Fax no: +44 161 953 3517
Email: keith.sullivan@alliance-leicester.co.uk
shane.shehade@alliance-leicester.co.uk

Calyon	14,579,882
For administration matters:
9. Quai, du President Paul Doumer
92920 Paris La Defense
France
Fax no: +33 141 89 19 34
Attention: Middle Office/Shipping/
M. Godet-Couery/Ms Regine Maugin/Ms Marie-Claire Vanderperre
Email: sylvie.godetcouery@calyon.com
regine.maugin@calyon.com
marieclaire.vanderperre@calyon.com

For credit matters:
Broadwalk House
5 Appold Street
London EC2A 2DA
Fax no: +44 207 214 6689
Attention: Thiband/Escoffier/Jerome Duval
Email: thiband.escoffier@uk.calyon.com
jerome.duval@uk.calyon.com
Total	616,000,000

SCHEDULE 2: The Borrowers and the Vessels
PART I

				Market
				Value (in $
				millions)
				(as of	Relevant
Tranche A				November	Share (as a
Borrower	Vessel Name	Year Built	Ship Type	2007)	percentage)	Flag	Pledgor
Everest Spirit Holding L.L.C.	Everest Spirit	2004	Aframax	71.00	17.03057	Bahamas	Everest Spirit L.L.C.

Kanata Spirit Holding L.L.C.	Kanata Spirit	1999	Aframax	63.00	15.28384	Bahamas	Kanata Spirit L.L.C.

Kareela Spirit Holding L.L.C.	Kareela Spirit	1999	Aframax	63.00	15.28384	Bahamas	Kareela Spirit L.L.C.

Kyeema Spirit Holding L.L.C.	Kyeema Spirit	1999	Aframax	63.00	15.28384	Bahamas	Kyeema Spirit L.L.C.

Nassau Spirit Holding L.L.C.	Nassau Spirit	1998	Aframax	60.75	14.41049	Bahamas	Nassau Spirit L.L.C.

Falster Spirit Holding L.L.C.	Falster Spirit	1995	Aframax	48.00	11.35371	Bahamas	Falster Spirit L.L.C.

Sotra Spirit Holding L.L.C.	Sotra Spirit	1995	Aframax	48.00	11.35371	Bahamas	Sotra Spirit L.L.C.

PART II

				Market
				Value (in $
				millions) (as
				of	Relevant
Tranche B				November	Share (as a
Borrower	Vessel Name	Year Built	Ship Type	2007)	percentage)	Flag
Godavari Spirit L.L.C.	Godavari Spirit ex Angelica	2004	Suezmax	98.00	9.57792	Bahamas

Iskmati Spirit L.L.C.	Iskmati Spirit ex Arlene	2003	Suezmax	96.00	9.41558	Bahamas

Ashkini Spirit L.L.C.	Ashkini Spirit ex Ingeborg	2003	Suezmax	96.00	9.41558	Bahamas

Narmada Spirit L.L.C.	Narmada Spirit ex Adair	2003	Suezmax	96.00	9.41558	Bahamas

Kaveri Spirit L.L.C.	Kaveri Spirit ex Janet	2004	Suezmax	98.00	9.57792	Bahamas

Ganges Spirit L.L.C.	Ganges Spirit ex Delaware	2002	Suezmax	94.00	9.09091	Bahamas

Yamuna Spirit L.L.C.	Yamuna Spirit ex Dakota	2002	Suezmax	94.00	9.09091	Bahamas

Luit Spirit L.L.C.	Luit Spirit ex Lauren	2005	MR Product Tanker	55.25	5.35715	Bahamas

Hugli Spirit L.L.C.	Hugli Spirit ex Brazos	2005	MR Product Tanker	55.25	5.35715	Bahamas

Teesta Spirit L.L.C.	Teesta Spirit ex Jeanette	2004	MR Product Tanker	53.75	5.19481	Bahamas

Mahanadi Spirit L.L.C.	Mahanadi Spirit ex Guadalupe	2000	MR Product Tanker	48.00	4.70779	Bahamas

Esther Spirit L.L.C.	Esther Spirit	2004	Aframax	71.00	6.89935	Bahamas

Axel Spirit L.L.C.	Axel Spirit	2004	Aframax	71.00	6.89935	Bahamas

SCHEDULE 3: Conditions Precedent and Subsequent
Part I A: Conditions precedent to the First Drawdown Date for Tranche A
1	Security Parties
(a)	Constitutional Documents Copies of the constitutional documents of each Tranche A Security Party together with such other evidence as the Agent may reasonably require that each Tranche A Security Party is duly formed or incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Tranche A Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Tranche A Security Party (or its sole member):
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
(d)	Officer’s certificates A certificate of a duly authorised officer or representative of each Tranche A Security Party certifying that each copy document relating to it specified in this Part I A of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that Tranche A Security Party (or its sole member) and the proportion of shares held by each shareholder.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Tranche A Security Party under which any documents are to be executed or transactions undertaken by that Tranche A Security Party.

2	Security and related documents
(a)	Vessel documents In respect of each Tranche A Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Owner, of any relevant Management Agreement and any charter or other contract of employment if for a period in excess of thirty six (36) months together in each case with all addenda, amendments or supplements.

(b)	Evidence of Owner’s title Evidence that on the Drawdown Date (i) each of the Tranche A Vessels is registered under the flag stated in Schedule 2 in the ownership of the relevant Owner and (ii) each of the relevant Mortgages will be capable of being registered against the relevant Tranche A Vessel with first priority.

(c)	Evidence of insurance Evidence that each of the Tranche A Vessels is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)	Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each of the Tranche A Vessels is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

(e)	Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(f)	Master Agreement The Master Agreement together with any Credit Support Documents.

(g)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I A of Schedule 3.

3	Legal opinions

If a Tranche A Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Drawdown Date or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence
(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the A Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 and Clause 9 (other than Clause 9.3) have been paid or will be paid by the Drawdown Date.

(e)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part I B: Conditions precedent to the First Drawdown Date for Tranche B
1	Security Parties
(a)	Constitutional Documents Copies of the constitutional documents of each Tranche B Security Party together with such other evidence as the Agent may reasonably require that each Tranche B Security Party is duly formed or incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Tranche B Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Tranche B Security Party (or its sole member):
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
(d)	Officer’s certificates A certificate of a duly authorised officer or representative of each Tranche B Security Party certifying that each copy document relating to it specified in this Part I B of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that Tranche B Security Party (or its sole member) and the proportion of shares held by each shareholder.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Tranche B Security Party under which any documents are to be executed or transactions undertaken by that Tranche B Security Party.

2	Security and related documents
(a)	Vessel documents In respect of each Tranche B Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Owner, of any relevant Management Agreement and any charter or other contract of employment if for a period in excess of three (3) years together in each case with all addenda, amendments or supplements.

(b)	Evidence of Owner’s title Evidence that on the Drawdown Date (i) each of the Tranche B Vessels is registered under the flag stated in Schedule 2 in the ownership of the relevant Owner and (ii) each of the relevant Mortgages will be capable of being registered against the relevant Tranche B Vessel with first priority.

(c)	Evidence of insurance Evidence that each of the Tranche B Vessels is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)	Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each of the Tranche B Vessels is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

(e)	Security Documents The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(f)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I B of Schedule 3.
3	Legal opinions

If a Tranche B Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Drawdown Date or confirmation satisfactory to the Agent that such an opinion will be given.
4	Other documents and evidence
(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the B Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 and Clause 9 (other than Clause 9.3) have been paid or will be paid by the Drawdown Date.

(e)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Structure Such documents and information as the Lenders may require to satisfy themselves as to the corporate structure of the Borrowers and the Guarantors.

Part II: Conditions subsequent to the First Drawdown Date in respect of either Tranche A or Tranche B
1	Evidence of Owner’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of each relevant Collateral Vessel’s flag state confirming that (a) each of the relevant Collateral Vessels is permanently registered under that flag in the ownership of the relevant Owner, (b) each of the relevant Mortgages has been registered with first priority against the relevant Collateral Vessel and (c) there are no further Encumbrances registered against the Collateral Vessels.

2	Letters of undertaking Letters of undertaking in respect of the Insurances in respect of the relevant Collateral Vessels as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

4	Legal opinions Such of the legal opinions specified in Part I of this Schedule 3 as have not already been provided to the Agent.

5	Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales and (where relevant) the appropriate registry in Singapore within the statutory time limit.

Part III: Conditions precedent to a Collateral Transfer Date
1	Security Parties

A certificate from a duly authorised officer or representative of the Borrowers confirming that none of the documents delivered to the Agent pursuant to Schedule 3 Part I A or B (a), (b), (c), (d) and (e) have been amended or modified in any way since the date of their delivery to the Agent.

2	Security and related documents
(a)	A confirmation from Guarantor A confirming that it guarantees the obligations of the Collateral Transfer Borrower and the increased amount of Tranche A Indebtedness.

(b)	Execution, delivery and (if applicable) registration of replacement Security Documents by the Collateral Transfer Borrower and, (with respect to the Share Pledge of any Collateral Transfer Borrower) Guarantor A (or, if requested by Guarantor A and accepted by the Agent, a sub holding company that owns the entire issued share capital of the relevant Collateral Transfer Borrower and which is itself a one hundred per cent Subsidiary (directly or indirectly) of Guarantor A) so that the Security Documents to which it is a party or which relate to it secure the Tranche A Indebtedness.

(c)	Confirmation from the other Security Parties that (other than the release of the Collateral Transfer Borrower’s obligations as secured obligations under Guarantee B, the amendment to Guarantee A referred to above and the replacement of Security Documents referred to above) all of the other Security Documents remain in full force and effect.
3	Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Collateral Transfer Date or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other evidence

Such evidence as the Agent may reasonably require of the transfer of the shares in the Collateral Transfer Borrower from Guarantor B to Guarantor A (or to a sub holding company which is itself a one hundred per cent Subsidiary (directly or indirectly) of Guarantor A).

Part IV: Conditions subsequent to a Collateral Transfer Date
1	Legal opinions Such of the legal opinions specified in Part III of this Schedule 3 as have not already been provided to the Agent.

2	Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales and (where relevant) the appropriate registry in Singapore within the statutory time limit.

3	Evidence of mortgage registration Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the relevant Collateral Vessel’s flag state confirming that the relevant Mortgage has been registered with first priority against the relevant Collateral Vessel and that there are no further Encumbrances registered against such Collateral Vessel.

Part V: Conditions precedent to an Upsize Amount Drawdown Date
1	Security Parties
(a)	A certificate from a duly authorised officer or representative of the Borrower confirming that none of the documents delivered to the Agent pursuant to Schedule 3 Part I (a), (b), (c), (d) and (e) have been amended or modified in any way since the date of their delivery to the Agent.

(b)	Constitutional Documents Copies of the constitutional documents of the Additional Borrower together with such other evidence as the Agent may reasonably require that the Additional Borrower is duly formed or incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(c)	Certificates of good standing A certificate of good standing in respect of the Additional Borrower (if such a certificate can be obtained).

(d)	Board resolutions A copy of a resolution of the board of directors of the Additional Borrower (or its sole member):
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
(e)	Officer’s certificates A certificate of a duly authorised officer or representative of the Additional Borrower certifying that each copy document relating to it specified in this Part V of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that the Additional Borrower (or its sole member) and the proportion of shares held by each shareholder.

(f)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of the Additional Borrower under which any documents are to be executed or transactions undertaken by that Security Party.
2	Security and related documents
(a)	Vessel documents In respect of the Additional Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Additional Borrower, of any relevant Management Agreement together with all addenda, amendments or supplements.

(b)	Evidence of Owner’s title Evidence that on the Upsize Trigger Date (i) the Additional Vessel will be registered under a Pre-Approved Flag in the ownership of the Additional Borrower and (ii) a Mortgage will be capable of being registered against the Additional Vessel with first priority.

(c)	Evidence of insurance Evidence that the Additional Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)	Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that the Additional Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

(e)	Security Documents The Mortgage and Assignment to be executed in respect of the Additional Vessel, a Share Pledge in respect of the Additional Borrower together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients, and such confirmations relating to the existing Security Documents to ensure they secure the Upsize Increased Maximum Amount as the Agent and its counsel may require.

(f)	Other Relevant Documents Copies of each of the Relevant Documents in respect of the Additional Vessel not otherwise comprised in the documents listed in this Part V of Schedule 3.

(g)	Valuations Two Valuations of the Additional Vessel.

3	Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Upsize Amount Drawdown Date or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence
(a)	Upsize Notice A duly completed Upsize Notice, accepted in writing by the Agent.

(b)	Drawdown Notice A duly completed Drawdown Notice.

(c)	Process agent Evidence that any process agent appointed under any new Finance Document has accepted its appointment.

(d)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the relevant Owner accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 9.3 have been paid or will be paid by the Drawdown Date.

(f)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part VI: Conditions subsequent to an Upsize Amount Drawdown Date
1	Evidence of Owner’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Additional Vessel’s flag state confirming that (a) the Additional Vessel is permanently registered under that flag in the ownership of the relevant Owner, (b) the relevant Mortgage has been registered with first priority against the Additional Vessel and (c) there are no further Encumbrances registered against the Additional Vessel.

2	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

4	Legal opinions Such of the legal opinions specified in Part V of this Schedule 3 as have not already been provided to the Agent.

5	Companies Act registrations Evidence that the prescribed particulars of the Security Documents relating to the Additional Vessel have been delivered to the Registrar of Companies of England and Wales and (where relevant) the appropriate registry in Singapore within the statutory time limit.

Part VII: Conditions precedent to the Tranche B Step Up Date
1	Hugli
(a)	Constitutional Documents Copies of the constitutional documents of Hugli together with such other evidence as the Agent may reasonably require that Hugli is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of Hugli (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of Hugli (or its sole member):
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
(d)	Officer’s certificates A certificate of a duly authorised officer or representative of Hugli certifying that each copy document relating to it specified in this Part VII of Schedule 3 is correct, complete and in full force and effect as at the Tranche B Step Up Date and setting out the names of the directors and officers of Hugli (or its sole member) and the proportion of shares held by each shareholder.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of Hugli under which any documents are to be executed or transactions undertaken by that Security Party.
2	Security and related documents
(a)	Vessel documents In respect of the m.v. “Hugli Spirit” photocopies, certified as true, accurate and complete by a duly authorised representative of Hugli, of any relevant Management Agreement together with all addenda, amendments or supplements.

(b)	Evidence of Owner’s title Evidence that on the Tranche B Step Up Date (i) m.v. “Hugli Spirit” will be registered under a Pre-Approved Flag in the ownership of Hugli and (ii) a Mortgage will be capable of being registered against m.v. “Hugli Spirit” with first priority.

(c)	Evidence of insurance Evidence that m.v. “Hugli Spirit” is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)	Confirmation of class A certificate of Confirmation of Class for hull and machinery confirming that m.v. “Hugli Spirit” is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

(e)	Security Documents The Mortgage and Assignment to be executed in respect of m.v. “Hugli Spirit” and a Share Pledge in respect of Hugli, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(f)	Other Relevant Documents Copies of each of the Relevant Documents in respect of m.v. “Hugli Spirit” not otherwise comprised in the documents listed in this Part VII of Schedule 3.

(g)	Valuation A Valuation of m.v. “Hugli Spirit”.
3	Legal opinions

Legal opinions of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Tranche B Step Up Date or confirmation satisfactory to the Agent that such opinions will be given.

4	Other documents and evidence
(a)	Process agent Evidence that any process agent appointed under any new Finance Document has accepted its appointment.

(b)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the relevant Owner accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part VIII: Conditions subsequent to the Tranche B Step Up Date
1	Evidence of Owner’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of m.v. “Hugli Spirit” flag state confirming that (a) m.v. “Hugli Spirit” is permanently registered under that flag in the ownership of the relevant Owner, (b) the relevant Mortgage has been registered with first priority against m.v. “Hugli Spirit” and (c) there are no further Encumbrances registered against m.v. “Hugli Spirit”.

2	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents.

4	Legal opinions Such of the legal opinions specified in Part VII of this Schedule 3 as have not already been provided to the Agent.

5	Companies Act registrations Evidence that the prescribed particulars of the Security Documents relating to m.v. “Hugli” have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

SCHEDULE 4: Calculation of Mandatory Cost
1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(a)	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Facility) and will be expressed as a percentage rate per annum.

(b)	The Additional Cost Rate for any Lender lending from an office in the euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Facility) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the Facility from that office.

(c)	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:

F x 0.01 per cent per annum 300

where F is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

2	For the purpose of this Schedule:
(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)	“Fees Regulations” means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.
3	If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

4	If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrowers of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrowers.

SCHEDULE 5: Form of Drawdown Notice
To: NORDEA BANK FINLAND PLC, New York Branch
From: [                                        ]
[Date]
Dear Sirs,
Drawdown Notice
     We refer to the Facility Agreement dated                     2007 made between, amongst others, ourselves and yourselves (the “Agreement”).
     Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.
     Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance a Drawing in respect of [Tranche A] [Tranche B] in the sum of [                                        ] to us on                                        200 , which is a Business Day, by paying the amount of the advance to [                                        ].
     We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                     200 , that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.
     We select the period of [     ] months as the Interest Period in respect of the said Drawing.
Yours faithfully

For and on behalf of
[                                         ]

SCHEDULE 6: Form of Transfer Certificate
To: Nordea Bank Finland plc, New York Branch
TRANSFER CERTIFICATE
This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Facility Agreement”) dated [                    ] 2007, on the terms and subject to the conditions of which a secured revolving credit facility was made available to [                                         ], by a syndicate of banks on whose behalf you act as agent and security agent.
1	Terms defined in the Facility Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:
2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Facility Agreement.
3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Facility Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Facility Agreement.

5	The Transferee confirms that:
5.1	it has received a copy of the Facility Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Facility Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Facility Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.
6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Facility Agreement that it has the power to become a party to the Facility Agreement as a Lender on the terms of the Facility Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Facility Agreement shall oblige the Transferor to:
9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Facility Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.
THE SCHEDULE
1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Facility Agreement:

[name of Transferor]		[name of Transferee]
By:		By:

Date:	Date:
Nordea Bank Finland plc, New York Branch as Agent
By:
Date:

SCHEDULE 7: Form of Upsize Notice
To: Nordea Bank Finland plc, New York Branch
From: [                                         ]
Facility Agreement dated                     2007 (the “Agreement”)
We refer to the Agreement. This is an Upsize Notice. Terms defined in the Agreement have the same meaning when used in this Upsize Notice unless given a different meaning in this Upsize Notice.
We hereby request an increase in the Maximum Amount by [                                          ] Dollars ($[                                           ]) to up to [                                           ] Dollars ($[                                           ]) which increase to be effective from [insert date at least 30 days after date of this Notice] (the “Upsize Trigger Date”), such increase to be allocated as to [                                           ] Dollars ($[                                           ]) to Tranche [A] [and as to [                                           ] Dollars ($[                                           ]) to Tranche B.]
We attach information relating to the proposed Additional Borrowers (which shall become [A] [B] Borrowers) and the Additional Vessel[s] (which shall be allocated to Tranche A or Tranche B as specified) including two Valuations thereof, giving an average Valuation of [     ].
We agree to pay you as Agent a fee of [                                        ] Dollars ($[                                        ]) for distribution to the Participating Lenders on the Upsize Trigger Date.
Signed
     Duly authorised representative of
     [                                                            ]

SCHEDULE 8: Reductions
Tranche A Reductions

Reduction Dates
(from the date of			Initial Reduction
this Agreement)	Reductions	Committed amount	Amounts
0		$229,000,000	0
5 years	1st reduction	$216,405,000	$12,595,000
5 years 6 months	2nd reduction	$203,810,000	$12,595,000
6 years	3rd reduction	$191,215,000	$12,595,000
6 years 6 months	4th reduction	$178,620,000	$12,595,000
7 years	5th reduction	$166,025,000	$12,595,000
7 years 6 months	6th reduction	$153,430,000	$12,595,000
8 years	7th reduction	$140,835,000	$12,595,000
8 years 6 months	8th reduction	$128,240,000	$12,595,000
9 years	9th reduction	$115,645,000	$12,595,000
9 years 6 months	10th reduction	$103,050,000	$12,595,000
10 years	11th reduction	0	$103,050,000

Tranche B Reductions

Reduction Dates
(from the date of			Initial Reduction
this Agreement)	Reductions	Committed amount	Amounts
0		$616,000,000
5 years	1st reduction	$582,120,000	$33,880,000
5 years 6 months	2nd reduction	$548,240,000	$33,880,000
6 years	3rd reduction	$514,360,000	$33,880,000
6 years 6 months	4th reduction	$480,480,000	$33,880,000
7 years	5th reduction	$446,600,000	$33,880,000
7 years 6 months	6th reduction	$412,720,000	$33,880,000
8 years	7th reduction	$378,840,000	$33,880,000
8 years 6 months	8th reduction	$344,960,000	$33,880,000
9 years	9th reduction	$311,080,000	$33,880,000
9 years 6 months	10th reduction	$277,200,000	$33,880,000
10 years	11th reduction	$0	$277,200,000
N.B. This schedule assumes the Tranche B Step Up Date has occurred. If the Tranche B Step Up Date has not occurred, then the following schedule will apply:-

Reduction Dates
(from the date of			Initial Reduction
this Agreement)	Reductions	Committed amount	Amounts
0		$583,000,000
5 years	1st reduction	$550,935,000	$32,065,000
5 years 6 months	2nd reduction	$518,870,000	$32,065,000
6 years	3rd reduction	$486,805,000	$32,065,000
6 years 6 months	4th reduction	$454,740,000	$32,065,000
7 years	5th reduction	$422,675,000	$32,065,000
7 years 6 months	6th reduction	$390,610,000	$32,065,000
8 years	7th reduction	$358,545,000	$32,065,000
8 years 6 months	8th reduction	$326,480,000	$32,065,000
9 years	9th reduction	$294,415,000	$32,065,000
9 years 6 months	10th reduction	$262,350,000	$32,065,000
10 years	11th reduction	$0	$262,350,000

SCHEDULE 9: Form of Collateral Transfer Notice

To:	NORDEA BANK FINLAND PLC, New York Branch

From:	[ ]
Facility Agreement dated                      2007 (the “Agreement”)
We refer to the Agreement. This is a Collateral Transfer Notice. Terms defined in the Agreement have the same meaning when used in this Collateral Transfer Notice unless given a different meaning in this Collateral Transfer Notice.
We hereby request that [specify B Borrower] becomes a Collateral Transfer Borrower (and thereby an A Borrower) and [specify relevant B Vessel] becomes an A Vessel on [specify date] (the “Collateral Transfer Date”). With effect from the Collateral Transfer Date the Tranche A Maximum Amount should be increased by [                      ] and the Tranche B Maximum Amount should be reduced by [                 ].
Signed
            Duly authorised representative of

            [                                     ]

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of EVEREST SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of KANATA SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of KAREELA SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of KYEEMA SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of NASSAU SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of FALSTER SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of SOTRA SPIRIT HOLDING L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of GODAVARI SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of ISKMATI SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of ASHKINI SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of NARMADA SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of KAVERI SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of GANGES SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of YAMUNA SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of LUIT SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of HUGLI SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of TEESTA SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of MAHANADI SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of ESTHER SPIRIT L.L.C.	)

SIGNED by Patrick Smith	)	/s/ Patrick Smith
duly authorised for and on behalf	)
of AXEL SPIRIT L.L.C.	)

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of NORDEA BANK NORGE ASA	)
(as a Lender))

SIGNED by L. Vrettos	)	/s/ L. Vrettos
duly authorised for and on behalf	)
of CITIBANK, N.A. London Branch	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of ING BANK N.V., London Branch	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of HSH NORDBANK AG (as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of FOKUS BANK (being the Norwegian	)
branch of DANSKE BANK A/S) (as a	)
Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of BNP PARIBAS	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of KfW	)
(as a Lender))

SIGNED by Daniel Twenge	)	/s/ Daniel Twenge
duly authorised for and on behalf	)
of MORGAN STANLEY BANK	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of SCOTIABANK EUROPE PLC	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of DEUTSCHE BANK AG, FILIALE	)
DEUTSCHLAND GESCHÄFT	)
(as a Lender))

SIGNED by	)	/s/ [ILLEGIBLE]
duly authorised for and on behalf	)
of LLOYDS TSB BANK PLC	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of SUMITOMO MITSUI BANKING	)
CORPORATION, BRUSSELS BRANCH	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of SWEDBANK AB (PUBL))
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of ALLIANCE & LEICESTER	)
COMMERCIAL FINANCE PLC	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of CALYON	)
(as a Lender))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC	)
(as the Agent))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC	)
(as the Security Trustee))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of NORDEA BANK NORGE ASA	)
(as an MLA))

SIGNED by L. Vrettos	)	/s/ L. Vrettos
duly authorised for and on behalf	)
of CITIGROUP GLOBAL MARKETS	)
LIMITED (as an MLA))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of ING BANK N.V., London Branch	)
(as an MLA))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of HSH NORDBANK AS (as an MLA))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of DANSKE BANK A/S (as an	)
MLA))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of BNP PARIBAS (as an MLA))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of NORDEA BANK NORGE ASA	)
(as a bookrunner))

SIGNED by L. Vrettos	)	/s/ L. Vrettos
duly authorised for and on behalf	)
of CITIGROUP GLOBAL MARKETS LIMITED	)
(as a bookrunner))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of ING BANK N.V., London Branch	)
(as a bookrunner))

SIGNED by Milan Thakker	)	/s/ Milan Thakker
duly authorised for and on behalf	)
of HSH NORDBANK AG	)
(as Swap Provider))

DATED       November 2007
THE BORROWERS
(as Borrowers)
- and -
THE SEVERAL LENDERS
(as Lenders)
- and -
NORDEA BANK FINLAND PLC
(as Agent)
- and -
NORDEA BANK FINLAND PLC
(as Security Trustee)
- and -
NORDEA BANK NORGE ASA
CITIGROUP GLOBAL MARKETS LIMITED
ING BANK N.V., London Branch
HSH NORDBANK AG
DANSKE BANK A/S
BNP PARIBAS
(as Mandated Lead Arrangers)
- and -
NORDEA BANK NORGE ASA
CITIGROUP GLOBAL MARKETS LIMITED
ING BANK N.V., London Branch
(as Bookrunners)
- and -
HSH NORDBANK AG
(as Swap Provider)

SECURED FACILITY AGREEMENT

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 819/1138

CONTENTS

		Page

1	Definitions and Interpretation	2

2	The Facility and its Purposes	20

3	Conditions of Utilisation	22

4	Advance	29

5	Repayment	29

6	Prepayment	29

7	Interest	31

8	Indemnities	34

9	Fees	38

10	Security and Application of Moneys	38

11	Representations and Warranties	41

12	Undertakings and Covenants	46

13	Events of Default	51

14	Assignment and Sub-Participation	57

15	The Agent, the Security Trustee and the Lenders	60

16	Set-Off	70

17	Payments	70

18	Notices	72

19	Partial Invalidity	75

20	Remedies and Waivers	75

21	Joint and several liability; liability of Hugli	75

22	Miscellaneous	78

23	Law and Jurisdiction	80